UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

The McGraw-Hill Companies, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 19, 2007

Dear Shareholder:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 25, 2007. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Web site at www.mcgraw-hill.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

I look forward to seeing you at the Meeting.

Harold McGraw III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 25, 2007

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. will be held on Wednesday, April 25, 2007, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095. At the Meeting, shareholders will be asked to:

•	elect four Directors;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2007;

•	vote on a shareholder proposal requesting the annual election of each Director;

•	vote on a shareholder proposal requesting adoption of a simple majority vote;

•	vote on a shareholder proposal requesting public disclosure of corporate policies and procedures regarding political contributions and the amount of such contributions; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 12, 2007, the record date for the Meeting.

By Order of the Board of Directors.

Scott L. Bennett

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 19, 2007

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions as well as to view the Proxy Statement and Annual Report online.

The McGraw-Hill Companies, Inc.

Proxy Statement

2007 Annual Meeting of Shareholders

		Page
General Information		1
Board of Directors and Corporate Governance		6
Director Independence		6
Additional Information Regarding Director Independence		7
Annual Meeting Attendance		8
Presiding Director		8
Directors’ Biographies		9
Corporate Governance Materials		14
Committees of the Board of Directors		15
Nominating and Corporate Governance Committee		15
Audit Committee		16
Compensation Committee		16
Processes and Procedures for Determining Executive and Director Compensation		17
Compensation Committee Report		18
Membership and Meetings of the Board and Its Committees		19
Compensation Committee Interlocks and Insider Participation		19
Indemnification		20
Audit Committee Report		21
Transactions with Related Persons		22

Executive Compensation		23
Compensation Discussion and Analysis		24
Summary Compensation Table		32
Grants of Plan-Based Awards Table		33
Additional Information Concerning Summary Compensation Table and Grants of Plan-Based Awards Table		33
Outstanding Equity Awards at Fiscal Year-End		36
Option Exercises and Stock Vested in 2006		38
Pension Benefits		39
Pension Benefits Table		39
Nonqualified Deferred Compensation Table		42
Potential Payments Upon Termination or Change-in-Control		43

Director Compensation		48

Ownership of Company Stock		50
Company Stock Ownership of Management		50
Company Stock Ownership of Certain Beneficial Owners		51

Section 16(a) Beneficial Ownership Reporting Compliance		52

Independent Registered Public Accounting Firm’s Fees and Services		52

Items of Business to be Acted on at the Annual Meeting		53
Item 1.	Election of Directors	53
Item 2.	Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm	53
Item 3.	Shareholder Proposal Requesting the Annual Election of Each Director	54
Item 4.	Shareholder Proposal Requesting Adoption of a Simple Majority Vote	57
Item 5.	Shareholder Proposal Requesting Public Disclosure of Corporate Policies and Procedures Regarding Political Contributions and the Amount of Such Contributions	60
Item 6.	Other Matters	62

i

The McGraw-Hill Companies, Inc.

Proxy Statement

2007 Annual Meeting of Shareholders

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2007 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 25, 2007, and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

The Company’s 2006 Annual Report, Notice of Annual Meeting, Proxy Statement and proxy are being mailed to shareholders beginning on or about March 19, 2007.

What will I vote on?

Five items:

•	election of four Directors;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2007;

•	a shareholder proposal requesting the annual election of each Director;

•	a shareholder proposal requesting adoption of a simple majority vote; and

•	a shareholder proposal requesting public disclosure of corporate policies and procedures regarding political contributions and the amount of such contributions.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 12, 2007, may vote at the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you held on the record date.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date, 351,333,654 shares of Company common stock were issued and outstanding.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•

as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

How do I vote my shares in the Dividend Reinvestment Plan?

If you participate in the Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan, unless you give us other instructions.

How do I vote my shares in the Company’s employee benefit plans?

If you received this Proxy Statement because you are an employee of the Company who participates in these plans and you have shares of common stock of the Company allocated to your account under these plans, you may vote your shares held in these plans as of March 12, 2007 by mail, by telephone or via the Internet. Instructions are provided on the enclosed proxy card from The Bank of New York, the Company’s transfer agent. The Bank of New York must receive your instructions by 1:00 p.m. (EDT) on April 23, 2007 in order to communicate your instructions to the plans’ Trustee, who will vote your shares. Any plan shares for which we do not receive instructions from the employee will be voted by the Trustee in the same proportion as the shares for which we have received instructions.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by sending a signed notice to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee not to exceed $19,000 plus reimbursement for out-of-pocket expenses.

How many votes are required for the approval of each item?

•

Proposal One – A nominee will be elected as a Director if he or she receives a plurality of the votes cast at the Annual Meeting. Effective as of January 31, 2007, the Company’s By-Laws were amended to require majority voting for the election of Directors. If a nominee for Director is elected by a plurality of the votes cast, but fails to receive a majority of the votes cast, the Director is required to tender his or her resignation to the Board of Directors. A majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Votes cast include votes to withhold authority and exclude abstentions with respect to that Director’s election. The Board’s Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board.

•

Proposal Two – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2007. Abstentions and broker non-votes will not be counted either for or against this proposal.

•

Proposal Three – The affirmative vote of the holders of a majority of the votes cast is required to approve the shareholder proposal requesting the annual election of each Director. Abstentions and broker non-votes will not be counted either for or against this proposal.

•

Proposal Four – The affirmative vote of the holders of a majority of the votes cast is required to approve the shareholder proposal requesting adoption of a simple majority vote. Abstentions and broker non-votes will not be counted either for or against this proposal.

•

Proposal Five – The affirmative vote of the holders of a majority of the votes cast is required to approve the shareholder proposal requesting public disclosure of corporate policies and procedures regarding political contributions and the amount of such contributions. Abstentions and broker non-votes will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Abstentions, broker non-votes and votes withheld for Director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the election of Directors and ratification of the Company’s independent Registered Public Accounting Firm for 2007, the broker may vote your shares in its discretion. For approval of the shareholder proposals, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote”.

Who will count the vote?

Votes at the Annual Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2007;

•	against the shareholder proposal requesting the annual election of each Director;

•	against the shareholder proposal requesting adoption of a simple majority vote; and

•	against the shareholder proposal requesting public disclosure of corporate policies and procedures regarding political contributions and the amount of such contributions.

How do I submit a shareholder proposal for the 2008 Annual Meeting?

The Company’s 2008 Annual Meeting is scheduled for April 30, 2008. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by November 20, 2007. Proposals should be addressed to the Company’s Secretary, The McGraw-Hill

Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than December 27, 2007 and no later than January 28, 2008. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Can I view future proxy materials online instead of receiving them by mail?

Yes. If you are a shareholder of record or own Company shares through one of the Company’s employee benefit plans, you may, if you wish, view future Proxy Statements and Annual Reports online. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

At any time during the year, shareholders of record or owners of Company shares through one of the Company’s employee benefit plans may give consent to view future Proxy Statement and Annual Report materials online. During the 2007 proxy voting period, the Internet voting system will automatically prompt shareholders for their consent. For other times during the year, go to https://www.proxyconsent.com/mhp. The enrollment site reviews the basic information and terms. You will be prompted to provide an e-mail address so we can contact you when proxy materials are available online. You will receive confirmation by e-mail indicating your preference for electronic delivery.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to consent to view materials online instead of receiving them by mail.

What are the benefits of electronic delivery?

Electronic delivery helps the environment and saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. Shareholders of record may resume mail delivery of the Proxy Statement and Annual Report by going to https://www.proxyconsent.com/mhp and revoking your election. You will receive a confirmation by e-mail indicating your preference to resume mail delivery.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to revoke your consent and resume delivery of materials by mail.

Will I receive a copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed our 2006 Annual Report to shareholders beginning on or about March 19, 2007.

What is “householding”?

We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

What if I want to receive a separate copy of the Proxy Statement or Annual Report?

If you wish to receive a separate copy of the 2006 Annual Report or this Proxy Statement, please call us toll-free at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com, or write to: Investor Relations, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will promptly deliver to you the documents you requested.

Where can I find the voting results?

We will publish the voting results in our Form 10-Q for the Second Quarter of 2007, which we will file with the SEC on or about July 27, 2007. To view our Form 10-Q online, go to the

Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations, and click on the SEC Filings link located in the Digital Investor Kit.

What should I do if I want to attend the Annual Meeting?

All shareholders of the Company may attend the Annual Meeting. The Meeting will be held on April 25, 2007 on the second floor of the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, and will begin promptly at 11:00 a.m. (EDT). You may be asked to present photo identification before being admitted to the Meeting. If you have questions about attending the Meeting, you may call Investor Relations toll-free at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, or by sending an e-mail to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward all questions or comments directly to our Board or a specific Director, as the case may be.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are overseen by our Board pursuant to the New York Business Corporation Law and our Restated Certificate of Incorporation and By-Laws. Under the Company’s Restated Certificate of Incorporation, the members of the Board are grouped into three classes. The three classes are as equal in number as possible. One class is elected at each Annual Meeting to hold office for a three-year term beginning on the date of the Meeting.

New members are assigned to classes upon initial appointment so that the size of each class is as nearly equal as possible. The four Director nominees standing for election at this year’s Annual Meeting, Ms. Hilda Ochoa-Brillembourg and Messrs. Pedro Aspe, Robert P. McGraw and Edward B. Rust, Jr., are currently serving as Directors of the Company. All four of the Director nominees are being nominated for three-year terms that will expire in 2010.

Shareholders are being asked to consider at this Annual Meeting a shareholder proposal requesting the annual election of each Director. Your Board unanimously recommends that you vote against this proposal. For additional information about this shareholder proposal, please see pages 54 through 56 of this Proxy Statement.

Mr. Harold W. McGraw, Jr., a Director from 1954 to 1988, Chairman of the Board from 1976 to 1988, and Chief Executive Officer from 1975 to 1983, retired from the Board after the 1988 Annual Meeting in accordance with the Board’s retirement age policy. However, in recognition of Mr. McGraw’s past service and contributions to the Company and to assure his continued close association with the Board and the Company, the Board elected Mr. McGraw permanently to the position of Chairman Emeritus.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman of

the Board, President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;

(ii)	such Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)

(A) such Director or an immediate family member is a current partner of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director is a current employee of such a firm; (C) such Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) such Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;

(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

Additional Information Regarding Director Independence

In making its independence determinations with respect to our Directors, the Board considered the following transactions that the Company engages in from time to time with organizations in which our independent Directors serve as executive officers or otherwise have a material interest:

•

Citigroup, Inc. Sir Winfried Bischoff is the Chairman of Citigroup Europe. The Company and its business units provide the following types of products and services from time to time to Citigroup, Inc. and its affiliated entities: credit ratings services, seminars, index services, securities classifications, data subscriptions and licensing of publications, software and information products, equity research information and services, customer satisfaction surveys, automotive sales forecast information and advertising services. The Company and its business units make royalty payments to Citigroup, Inc. and its affiliated entities from time to time in connection with index services transactions and retain Citigroup, Inc. and its affiliated entities from time to time to provide routine banking, credit card, investment banking and financial advisory services.

•

State Farm Insurance Companies. Edward B. Rust, Jr. is the Chairman of the Board, President and Chief Executive Officer of State Farm Insurance Companies. The Company and its business units provide the following types of products and services from time to time to State Farm Insurance Companies: credit ratings services, index services, securities classifications, data subscriptions and licensing of publications, software and information products, syndicated research studies and advertising services.

•

Evercore Partners, Inc. Pedro Aspe is the Co-Chairman of the Board of Evercore Partners, Inc. The Company and its business units provide the following types of products and services from time to time to Evercore Partners, Inc.: securities classifications, data subscriptions and licensing of publications and software and information products.

•

Eli Lilly and Company. Sidney Taurel is the Chairman and Chief Executive Officer of Eli Lilly and Company. The Company and its business units provide the following types of products and services from time to time to Eli Lilly and Company: credit ratings services, securities classifications, subscriptions and licensing of publications, software and information products and advertising services.

•	Yale University. Linda Koch Lorimer is the Vice President and Secretary of Yale University. The Company and its business units provide the following types of products and services from time to time to Yale University: credit ratings services, subscriptions and licensing of publications, software and information products and advertising services.

•

Howard University. Kurt L. Schmoke is the Dean of the Howard University School of Law. The Company and its business units sell textbooks and other educational materials from time to time to Howard University.

All of these transactions are entered into in the ordinary course of business and on terms that are substantially equivalent to those prevailing at the time for comparable transactions with other similarly situated customers or vendors of the Company.

In making its independence determinations with respect to our Directors, the Board reviews the materiality of these transactions not only from the standpoint of the applicable Director but also from the standpoint of the organizations in which they serve. Based on this review, the Board has concluded that these transactions do not interfere with the ability of each such Director to exercise independent judgment in carrying out his or her Board responsibilities.

Annual Meeting Attendance

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Annual Meeting. All of our Directors attended the 2006 Annual Meeting.

Presiding Director

On February 28, 2007, the Board appointed Ms. Linda Koch Lorimer, the Chair of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period February 28, 2007 through April 30, 2008. In her capacity as the Presiding Director, Ms. Lorimer presides at regularly scheduled executive sessions of the Board at which only non-management Directors are present. Shareholders and other interested parties may communicate with Ms. Lorimer by sending a letter to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095 or by sending an e-mail message to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward your letter or e-mail to Ms. Lorimer.

Directors’ Biographies

Class of 2010

The following four Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at the Annual Meeting to serve three-year terms that will expire at the 2010 Annual Meeting. Please see pages 1 through 3 and page 53 of this Proxy Statement for voting information.

Pedro Aspe, age 56, has been since 2006 Co-Chairman of Evercore Partners, Inc., a leading investment banking boutique, and since 1996 Chairman of the Board and Chief Executive Officer of Protego Asesores, S.A. de C.V., a leading investment banking advisory firm in Mexico. From 1996 to 2000, Dr. Aspe was Chairman of the Board of Vector Casa de Bolsa, S.A. de C.V., an investment banking firm in Mexico. Dr. Aspe has been since 1995 a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Dr. Aspe has held a number of positions with the Mexican government and was the Secretary of Finance and Public Credit of Mexico from 1988 through 1994. Dr. Aspe is a Director of the Carnegie Corporation and of Televisa located in Mexico City. Dr. Aspe is a member of the Advisory Board of Stanford University’s Institute of International Studies and the Visiting Committee of the Department of Economics of MIT. Dr. Aspe also sits on the Advisory Board of Marvin & Palmer. Dr. Aspe has served as a Director of the Company since 1996 and is Chair of the Audit Committee and a member of the Executive and Financial Policy Committees.

Robert P. McGraw, age 52, has been Chairman and Chief Executive Officer of Averdale International, LLC since 1999. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

Hilda Ochoa-Brillembourg, age 62, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, and Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc., the World Bank/International Monetary Fund Credit Union and the Harvard Management Company, Inc. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas and a Trustee and Executive Committee member of the Washington National Opera. She is Vice Chairman, Group of 50, of the Carnegie Endowment for International Peace. She is also a Trustee and Co-Chair of the National Relations Committee of the National Symphony Orchestra and an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. Ms. Ochoa-Brillembourg has served as a Director of the Company since 2004 and is a member of the Audit and Financial Policy Committees.

Edward B. Rust, Jr., age 56, has been since 1987 Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust was also President of State Farm Insurance Companies from 1985 to 1998, and was re-elected President in 2007. Mr. Rust is a Director of Helmerich & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, he was a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust is Co-Chairman of Business Roundtable. Mr. Rust has served as a Director of the Company since 2001 and is a member of the Audit and Compensation Committees.

Class of 2008

The following four Directors will continue in office until the 2008 Annual Meeting:

Sir Winfried Bischoff, age 65, has been since 2000 Chairman of Citigroup Europe, which represents the European businesses of Citigroup, Inc., a global financial services firm. He is also a member of Citigroup, Inc.’s Management Committee. Sir Winfried Bischoff was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Winfried Bischoff was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company and Land Securities plc. Sir Winfried Bischoff has served as a Director of the Company since 1999 and is Chair of the Financial Policy Committee and a member of the Executive and Compensation Committees.

Douglas N. Daft, age 64, was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company from 2000 until his retirement from the company in 2004. Mr. Daft joined The Coca-Cola Company in 1969 in its Sydney, Australia office, and subsequently held various positions with the company throughout Asia. Mr. Daft moved to the company’s Atlanta, Georgia headquarters in 1991 to assume responsibility for the company’s Asia and Pacific regions and thereafter assumed responsibility for the company’s Middle East and African regions as well. Mr. Daft was appointed President and Chief Operating Officer of the company in 1999 and Chairman and Chief Executive Officer in 2000. Mr. Daft is a Director of Wal-Mart Stores, Inc. and Sistema-Hals (the Russian real estate, construction and development company). Mr. Daft is an advisory board member for Longreach, Inc. (a Japan-based private equity firm) and Thomas H. Lee Partners. Mr. Daft is also a member of the European Advisory Council for N.M. Rothschild & Sons Limited; an overseer board member for the International Business School of Brandeis University; a member of the Board of Governors of Thunderbird, The Garvin School of International Management in Arizona; Chairman of the Advisory Board for the Churchill Archives Center, Churchill College, Cambridge; and a Patron of the American Australian Association. Mr. Daft has served as a Director of the Company since 2003 and is a member of the Audit and Compensation Committees.

Linda Koch Lorimer, age 55, has been Vice President and Secretary of Yale University since 1995, having returned to Yale as Secretary of the University in 1993. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. She is a Director of Sprint Nextel Corporation. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition. Ms. Lorimer is a Director of Yale-New Haven Hospital and a Trustee of Hollins University. Ms. Lorimer has served as a Director of the Company since 1994 and is Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees. She also serves as the Presiding Director of the Company’s Board of Directors.

Harold McGraw III, age 58, has been Chairman of the Board since 2000 and President and Chief Executive Officer of the Company since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. Mr. McGraw serves on the Boards of Directors of ConocoPhillips and United Technologies Corporation. He is Chairman of Business Roundtable and Chairman of the Emergency Committee for American Trade (ECAT). He is a member of The Business Council. He serves on the Board of the National Council on Economic Education and is on the Board of Trustees of Carnegie Hall as well as the Board of The New York Public Library. He also is a member of the Boards of the National Organization on Disability, The National Academy Foundation and Hartley House. Mr. McGraw has served as a Director of the Company since 1987 and is Chair of the Executive Committee. (a)

Class of 2009

The following three Directors will continue in office until the 2009 Annual Meeting:

James H. Ross, age 68, was Deputy Chairman of National Grid Transco plc, a public UK company with interests in electricity and gas transmission and distribution in the United Kingdom, the United States, Argentina, Zambia and Australia, from 2002 to 2004. Prior to that, Mr. Ross was Chairman of National Grid Group plc from 1999 to 2002. From 1996 to 2002, Mr. Ross was Chairman of The Littlewoods Organisation, a private company in Great Britain operating in the retail home shopping and leisure businesses. Mr. Ross was Chief Executive and Deputy Chairman of Cable & Wireless plc, an international provider of telecommunications services, between 1992 and 1995. He was a Managing Director of British Petroleum plc, which engages in all phases of the petroleum business, from 1991 to 1992, and Chairman and Chief Executive Officer of BP America Inc., a subsidiary of British Petroleum plc, from 1988 to 1992. Mr. Ross is a Director of Prudential plc, Schneider Electric and Datacard Inc. He is also the Chairman of the Leadership Foundation for Higher Education in the United Kingdom. Mr. Ross has served as a Director of the Company since 1989 and is a member of the Audit and Nominating and Corporate Governance Committees.

Kurt L. Schmoke, age 57, has been the Dean of the Howard University School of Law since 2003. Prior to that, he was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of Legg Mason, Inc. He is a Trustee of The Carnegie Corporation of New York and Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. Mr. Schmoke has served as a Director of the Company since 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 58, has been Chairman and Chief Executive Officer of Eli Lilly and Company, a pharmaceutical company, since 1999. He was also its President from 1996 through 2005. Mr. Taurel joined Eli Lilly in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. He has served as President and CEO since June 1998, adding the role of Chairman of the Board in January 1999. Mr. Taurel is a Director of IBM. He is a member of The Business Council and Business Roundtable, and a Director of Pharmaceutical Research and Manufacturers of America. He is a Member of the Board of Overseers of the Columbia Business School, a founder of the International School of Indiana, and a Trustee of the Indianapolis Museum of Art. Mr. Taurel is also a Director of the RCA Tennis Championships. In February 2003, President Bush appointed Mr. Taurel to the President’s Export Council. Mr. Taurel has served as a Director of the Company since 1996 and is Chair of the Compensation Committee and a member of the Executive and Nominating and Corporate Governance Committees.

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers and the sons of Mr. Harold W. McGraw, Jr.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations: (i) the Company’s Restated Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation, Executive, Financial Policy and Nominating and Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; (vii) the Code of Business Conduct and Ethics for Directors applicable to all the Company’s Directors; and (viii) the Audit Committee’s Policy concerning Employee Complaint Procedures regarding Accounting and Auditing Matters. A copy of these materials is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Committees of the Board of Directors

The Company has standing Nominating and Corporate Governance, Audit and Compensation Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Nominating and Corporate Governance, Audit and Compensation Committees follows.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent;

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance; and

•	reviewing with the Board emergency succession plans for the Chief Executive Officer in the event of his death or disability.

Additional information about the Nominating and Corporate Governance Committee follows:

•

The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill

Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. This written nomination must comply with the advance notice, informational and other requirements described in the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary at the address noted above and can also be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•

The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect, integrity and judgment, this assessment takes into consideration diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, government regulation and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.

•	The Committee may retain and terminate search firms to identify Director candidates.

The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Audit Committee

The Company has an Audit Committee that has been established by the Board of Directors for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 21 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2006 fiscal year.

•

The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is also available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•

All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. In addition, all current members of the Committee are independent as defined by the following additional SEC independence criteria applicable to Audit Committee members:

•	No Audit Committee member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company.

•	No Audit Committee member may be an affiliated person of the Company.

•

The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Committee members in their respective biographies found on pages 9 through 13 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation Committee

The Compensation Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s incentive compensation plans; and

•

establishing performance objectives and approving awards and payments in connection with the Company’s incentive compensation plans to ensure consistency with the Company’s financial and strategic plans and objectives.

Additional information about the Compensation Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is also available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Processes and Procedures for Determining Executive and Director Compensation

Processes and Procedures for Determining Executive Compensation. The Compensation Committee is composed of five Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines the composition of the Committee members.

The Committee is responsible for approving all matters concerning the Company’s total compensation philosophy, including the conducting of periodic reviews of the philosophy to ensure it supports the Committee’s objectives and shareholder interests. The Committee is responsible for administering and interpreting the Key Executive Short-Term Incentive Compensation Plan, the Employee Stock Incentive Plans and all other compensation and benefits plans in which the Company’s senior management participate.

The Committee has sole authority to retain and terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. The Committee utilizes the services of Frederic W. Cook & Co. as its external compensation advisor for all matters concerning the Company’s senior management compensation programs.

The Committee annually reviews and approves the corporate goals and objectives for the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, establishes the Chief Executive Officer’s total compensation and refers its recommendations to the independent Directors of the Board of Directors for ratification.

The Committee annually reviews and approves the individual compensation actions for the direct reports to the Chief Executive Officer and for approximately 30 other senior executives. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to the Chief Executive Officer. The other named executive officers recommend compensation actions for the senior executives in their organizations and these compensation actions are then approved by the Chief Executive Officer.

Processes and Procedures for Determining Director Compensation. The Nominating and Corporate Governance Committee is comprised of four Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee.

The Committee is solely responsible for determining all matters concerning compensation for the independent members of the Board. It is not authorized to delegate its authority to determine Director compensation. All compensation recommendations by the Committee are submitted to the full Board for review and approval. Directors who are employees of the Company do not receive any compensation for their Board services.

The Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities.

Executive officers play no role in determining the amount or form of Director compensation.

The Committee annually reviews the competitiveness of the Company’s Director compensation using survey data covering U.S. public companies in the publishing, information and media, and financial industries as well as data on similarly sized U.S. public companies from general industry.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 24 through 31 of this Proxy Statement, and based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Sidney Taurel (Chairman)

Sir Winfried Bischoff

Douglas N. Daft

Linda Koch Lorimer

Edward B. Rust, Jr.

Membership and Meetings of the Board and Its Committees

In 2006, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee held during 2006 are shown in the table below.

	Board	Audit	Compensation	Executive	Financial Policy	Nominating & Corporate Governance
Pedro Aspe	Member	Chair		Member	Member
Sir Winfried Bischoff	Member		Member	Member	Chair
Douglas N. Daft	Member	Member	Member
Linda Koch Lorimer	Member		Member	Member		Chair
Harold McGraw III	Chair			Chair
Robert P. McGraw	Member				Member
Hilda Ochoa-Brillembourg	Member	Member			Member
James H. Ross	Member	Member				Member
Edward B. Rust, Jr.	Member	Member	Member
Kurt L. Schmoke	Member				Member	Member
Sidney Taurel	Member		Chair	Member		Member
Number of 2006 Meetings	8	9	7	0	5	4

In 2006, the non-management Directors met in executive sessions twice without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman, President and Chief Executive Officer, was not present at one of these non-management Director executive sessions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Indemnification

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law. This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s Directors’ and Officers’ liability insurance. The Company has for many years carried Directors’ and Officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period December 31, 2006 to December 31, 2007 for an annual premium of approximately $2,015,000. The Company has purchased this coverage from National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Great American Insurance Companies; and Liberty Mutual Insurance Co. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and officers of the Company and its subsidiaries for liabilities or losses incurred in the performance of their duties up to an aggregate sum of $100,000,000. No sums have been paid under this coverage to the Company or any Directors or officers nor have any claims for reimbursement been made under this policy.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors in accordance with the listing standards of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s independent Registered Public Accounting Firm. Management represented to the Committee that it is responsible for the financial reporting process, including the system of internal controls, for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal controls over financial reporting. The Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with management the process used to support the certifications required by the Sarbanes-Oxley Act of 2002 and to support management’s annual report on the Company’s internal controls over financial reporting. The Committee discussed with the independent Registered Public Accounting Firm matters required to be discussed by Statement on Auditing Standards No. 61 as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board (PCAOB), and PCAOB Auditing Standard No. 2 (an Audit of Internal Control over Financial Reporting in Conjunction with an Audit of Financial Statements).

In addition, the Committee has reviewed and discussed with the Company’s independent Registered Public Accounting Firm the firm’s independence from the Company and its management. The Audit Committee received from the independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the PCAOB.

The Committee has also considered whether the provision of services by the Company’s independent Registered Public Accounting Firm, Ernst & Young LLP, not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young LLP’s independence.

The Committee discussed with the Company’s internal auditors and independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent Registered Public Accounting Firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent Registered Public Accounting Firm for 2007.

Pedro Aspe (Chairman)

Douglas N. Daft

Hilda Ochoa-Brillembourg

James H. Ross

Edward B. Rust, Jr.

Transactions With Related Persons

Under SEC rules, we are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, or executive officer of the Company, and any immediate family members of such persons. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our Directors and executive officers and other than the Aircraft Time Sharing Agreement referred to below, we do not believe that there were any such material transactions in effect since January 1, 2006, or any such material transactions proposed to be entered into during 2007.

As noted on pages 31 and 35 of this Proxy Statement, for security reasons, Mr. Harold McGraw III is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. Mr. McGraw and the Company have entered into an Aircraft Time Sharing Agreement, dated as of September 15, 2004, which provides for such reimbursement. The Compensation Committee of the Company’s Board of Directors has approved this Agreement. During 2006, Mr. McGraw made payments of $122,569 under this Agreement.

The Company’s Board of Directors has adopted a written policy that requires the Board’s Nominating and Corporate Governance Committee to

review and approve any related party transactions. At each calendar year’s first regularly scheduled meeting of the Nominating and Corporate Governance Committee, management is required to present to the Committee specific information with respect to any such transaction expected to be entered into or continued during that calendar year. After reviewing this information, the Committee will approve such transaction only if the following two conditions are met: (1) the transaction must be in the best interests (or not inconsistent with the best interests) of the Company and its shareholders; and (2) the transaction must be entered into by the Company on terms that are comparable to those that would be obtained in an arm’s length transaction with an unrelated third party. If any additional related party transactions are proposed to be entered into subsequent to the Committee’s first calendar year meeting, management is required to present such transactions to the Committee for approval or ratification at a subsequent meeting of the Committee.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of the “named executive officers”. The named executive officers of the Company include the Chief Executive Officer (“CEO”), Mr. Harold McGraw III, and the Chief Financial Officer (“CFO”), Mr. Robert J. Bahash. The named executive officers also include the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at the end of the Company’s last completed fiscal year, which ended on December 31, 2006. Mr. Deven Sharma, who served as an executive officer of the Company in his capacity as Executive Vice President, Global Strategy of the Company from January 1, 2006 through October 31, 2006, was not serving as an executive officer of the Company on December 31, 2006. Effective November 1, 2006, Mr. Sharma was appointed Executive Vice President, Investment Services and Global Sales of Standard & Poor’s, a division of the Company. The information provided for Mr. Sharma in the Summary Compensation Table found on page 32 of this Proxy Statement covers the full fiscal year of the Company.

Compensation Discussion and Analysis

Objectives, Principles and Practices

Our compensation program for senior executives, including the named executive officers, is administered by the Compensation Committee. Information about the Compensation Committee and its members can be found on pages 10 through 12, 14 and 16 through 19 of this Proxy Statement.

The main objectives of our executive compensation program are as follows:

•	To enable us to hire and to retain high caliber executive talent.

•	To provide appropriate incentives for both individual and business performance.

•	To build value for shareholders by requiring that a significant portion of executive compensation is tied to our performance.

•	To encourage the acquisition of a significant ownership stake in the Company.

•

To offer a total compensation package at the median level of executive compensation of our competitors in the publishing, information and media, and financial services industries when target levels of performance are met, while offering the opportunity for our executives to exceed the median for outperforming target goals and conversely, paying below median if the target goals are not achieved.

The following principles shaped the design and implementation of our compensation program for 2006:

•

As discussed more fully below, we emphasize a “pool approach” for both annual cash incentives and long-term equity incentive awards so that employees in the same business units or segments are encouraged to work together toward achieving individual and common goals and managers are able to employ greater individual differentiation in determining incentive payments.

•	Our performance-based incentive program relies on both subjective and objective measures of performance. The primary objective measure of performance that we use to compensate our named executive officers is growth in earnings per share which affirms our view that this metric is aligned with enhancing shareholder value.

•	We strive to make the incentive compensation paid to our named executive officers deductible under Section 162(m) of the Internal Revenue Code.

•	Although equity awards are a significant portion of compensation, we consider shareholder dilution and accounting expense in determining the amount and type of these awards.

•

The Compensation Committee, in consultation with its independent external compensation advisor, Frederic W. Cook & Co., establishes the overall design of the Company’s total executive compensation program and determines the total compensation opportunity for the CEO.

•	The Compensation Committee considers the recommendations of the CEO in setting compensation levels for other named executive officers.

•

The Company does not offer individual employment agreements to the named executive officers. Rather, the named executive officers participate in our executive incentive compensation, severance and supplemental benefits plans, which are administered by the Compensation Committee.

•

We strongly encourage equity ownership by management. Our named executive officers have significant ownership levels, which are monitored by the Compensation Committee, so we do not impose formal stock ownership guidelines.

•

Except for a legacy supplemental retirement program covering our present CEO and CFO, we do not provide special retirement arrangements for our named executive officers, each of whom participates in our regular tax-qualified and nonqualified retirement plans.

The Executive Compensation Program

Elements and Key Design Aspects. Our executive compensation program consists of the following elements:

•	Base salaries;

•	Annual cash incentives;

•	Long-term stock-based incentives;

•	Retirement and other post-employment benefits;

•	Health and welfare benefits; and

•	Limited perquisites and other fringe benefits.

As described in greater detail below, individual base salaries, annual cash incentive awards and long-term incentive grant amounts are determined within the framework of the executive’s position and responsibility, individual performance and future leadership potential, as determined by the executive’s manager, or by the Compensation Committee in the case of the CEO and other senior executives, as well as with regard to the external marketplace.

Our executive compensation program for the approximately 30 executives below the CEO consists of two broad executive compensation base salary bands and cash and stock incentive pools for annual bonuses and long-term equity awards. Each executive compensation base salary band is reviewed annually and adjusted approximately every three to five years, depending on market conditions, to remain competitive with the external market. The program is designed to pay median levels (50th percentile) of competitive compensation for target levels of achievement, pay below median for achievement below target, and pay third quartile (75th percentile) or above compensation for significantly higher levels of achievement versus target goals. Competitive benchmark compensation survey market data, covering base salaries, annual incentive payments and equity awards, are derived annually from various third-party survey sources, including surveys conducted by Towers Perrin and the Hay Group covering the media, financial services and general industries, to ensure that our executive compensation program remains competitive within our core businesses of publishing, information and media, and financial services as well as general industry.

Each year, compensation decisions covering base salary, annual incentives and stock-based awards are primarily driven by assessments of individual and Company performance. Comparisons are also made to the compensation survey data and prior year equity grants. However, individual annual and long-term incentive payments from preceding years are not used as factors in determining recommendations for the total compensation opportunity for an upcoming year.

The CEO position is not included in the salary bands or incentive pools that cover other senior executives. Instead, the Compensation Committee establishes his base salary, target annual incentive and stock-based awards to be competitive against market reference points for the media and financial services industries.

As noted more fully below and in other sections of this Proxy Statement, a significant portion of the compensation paid to our named executive officers is aligned closely with shareholder interests since it is payable in equity and based on growth in earnings per share. Approximately 80% of our CEO’s 2006 compensation opportunity was variable with the payment or value of the awards subject to the achievement of an annual double-digit earnings per share growth goal for the cash bonus opportunity; achievement of a three-year earnings per share growth goal for the Restricted Performance Share Award; and, in the case of Stock Option grants, future increases in the Company’s stock price. For the other named executive officers, the variable percentages of 2006 compensation opportunities ranged from 60% to 70% of total compensation. We believe that this incentive design provides strong motivation to focus on creating shareholder value.

Base Salaries. The base salaries of our named executive officers are based on a review of the competitive median marketplace for equivalent executive positions and an assessment of the executives’ individual performance evaluated under our Performance Management Program. The Company uses a global Performance Management Program that measures goals, behaviors and competencies to determine individual performance ratings. Those rated at lower levels are not eligible for base salary increases or annual incentive payments unless and until performance improves to meet their manager’s expectations. Apart from the direct reports to the CEO, two levels of management approval are required to finalize the annual performance ratings. The Compensation Committee determines the performance level of the CEO and reports its findings and recommendations to the independent members of the Board of Directors in executive session each December.

Base salary merit increases for our other named executive officers are recommended annually by the CEO and are reviewed and approved by the Compensation Committee. The base salary increases for the CEO and the other named executive officers are effective on January 1 of each year.

Annual Incentives. Our annual bonus program has an incentive pool design. The Committee establishes the annual incentive target for the CEO in consultation with its independent adviser, Frederic W. Cook & Co. Separate target pools are established for the other named executive officers and other senior executives. The size of the annual incentive pools are updated each year by adjusting the prior year’s pool for changes in headcount and the average of the merit increase budgets set for the upcoming year. At the beginning of each Plan year, the Committee approves a performance goal and payout schedule for the incentive pool based on earnings per share growth over the prior year’s earnings per share. The 2006 goal, established by the Compensation Committee, was a double-digit growth target that paid 100% of the pool dollars for the achievement of 10% growth in earnings per share. The pool was earned on a straight line basis from 0% to 100% for growth between 0% and 10% (for example, 5% growth in earnings per share funded 50% of the target pool). Further, the incentive pool can exceed 100% payment for earnings per share growth in excess of 10%. Growth above 10%, up to 15%, resulted in pool funding up to a maximum of 200% of the target pool with straight line achievement between 10% and 15% (for example, 12.5% growth in earnings funded 150% of the target pool). To calculate the amount of the incentive pool that was earned for the year, the Compensation Committee determined earnings per share growth based on the diluted earnings per share reported in our audited financial statements, subject to adjustments for items that the Compensation Committee determined to exclude, in writing, at the time the performance goals were initially established.

The reported 2006 diluted earnings per share were adjusted for incentive compensation purposes using a definition of earnings per share approved by the Compensation Committee at the beginning of the Plan year. Under this definition, the expense impact of the elimination of the restoration stock option feature (described on pages 34 and 35 of this Proxy Statement) and the impact of the restructuring expenses recognized in the third and fourth quarters were excluded. For purposes of calculating the incentive pool for 2006, the Compensation Committee determined that the adjusted 2006 earnings per share growth exceeded the 15% growth target established for the Award, thereby resulting in the maximum pool funding of 200% of target.

Following the determination of the payment percentage for the 2006 incentive pool, the CEO recommended to the Compensation Committee the approval of the amount of individual incentive payments for the other named executive officers based on his evaluations of their demonstrated leadership performance under the Company’s Performance Management Program and his assessments of their individual performance and contributions to the achievement of pre-established goals and financial results. Separately, the Compensation Committee determined the incentive payment for the CEO using the same criteria noted above and reviewed the incentive payment amount with the independent members of the Board of Directors. The annual incentive payments for the named executive officers for 2006 are shown in the Summary Compensation Table on page 32 of this Proxy Statement.

In accordance with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, our annual incentive awards for the named executive officers are designed to be deductible by the Company.

As approved at our annual shareholders meeting in 2005, the maximum payment for each named executive officer from the pool in any year may not exceed 0.5% (0.7% in the case of the CEO) of our adjusted net income for the year. For this purpose, net income is based on the after-tax income reported in our audited financial statements, with adjustments for charges for restructurings, discontinued operations and extraordinary items and other unusual or non-recurring items of loss or expense, and for unbudgeted tax and accounting changes and losses and expenses from acquisitions or divestitures during the year. Further, the Compensation Committee may reduce payments using negative discretion to exclude items of non-recurring special gain or income. Our incentive payments for 2006 performance, paid in 2007, were within these limits.

Long-Term Stock-Based Incentives. Our long-term equity incentive component for the named executive officers’ compensation consists of annual awards of restricted performance shares (“RPS”) and stock options. These awards are intended to align the interests of our senior executives with those of our shareholders, to promote executive share ownership, and in the case of the RPS awards, to provide additional performance incentives based on three-year growth in earnings per share.

Beginning in 2006, the Compensation Committee, based on advice from its external compensation consultant, Frederic W. Cook & Co., changed the established mix of RPS awards and stock options to place greater emphasis on the RPS component, to reduce the number of shares granted annually and to recognize the impact of the SFAS 123(R) accounting regulations that require the expensing of stock option shares. We believe that combined grants of options and RPS awards provide an appropriate balance between risk and potential reward and act as effective retention tools for superior performers.

The 2006 and 2007 stock grant mix guidelines, determined by the Compensation Committee, were as follows:

CEO	Options	67%	RPS	33%
Other Named Executive Officers	Options	50%	RPS	50%

The Compensation Committee and its external compensation advisor, Frederic W. Cook & Co., believe that the CEO should have a greater portion of long-term incentive compensation tied to stock option grant awards to provide greater upside and downside leverage based on stock price performance.

The 2006 long-term incentive dollar grant value pools for awards were established for our various business segments based on the 2005 dollar grant value for long-term incentives, adjusted for changes in headcount and the salary budget increases for the upcoming year. Using the 2006 grant guidelines, managers then reviewed the individual performance evaluation rating for each participant, assessed their individual contributions during the prior year and made assessments about each individual’s future potential contributions to determine the total dollar amount of each individual’s 2006 long-term incentive award.

The award amounts were then converted to share awards using the stock grant mix guidelines, the stock’s fair market value on the April 3, 2006 grant date to determine the number of RPS award shares and a stock option’s “fair value” on the grant date using a lattice-based stock option pricing model to determine the number of option award shares.

The 2007 stock grant values were approved by the Committee at its December 2006 meeting. The 2007 grant price will be established on April 2, 2007, which is the first business day of April, and the date we grant annual stock awards.

Restricted Performance Shares. RPS awards are granted annually and vest at the end of a three-year award cycle based on achievement of cumulative diluted earnings per share growth during the cycle, vesting in full for target achievement of 10% cumulative compound annual growth as established by the Compensation Committee. Additional shares are issued for above-target growth, up to a maximum of 200% of the shares awarded for achievement at or above 15% growth in earnings per share. Additionally, the Compensation Committee determined that the awards are subject to forfeiture if the minimum performance goal does not exceed 5% growth during the award cycle, with partial vesting of awards for growth between 5% and 9.9%.

For purposes of determining achievement under the awards, the Compensation Committee determined earnings per share growth based on adjusted diluted earnings per share as described for the annual bonus awards above and an additional adjustment to recognize the impact of SFAS 123(R) stock option expense for the 2006 Plan year. The Company previously granted restricted performance shares in 2004, for the 2004-2006 award cycle, and in 2005, for the 2005-2007 award cycle, as described on pages 32 through 34 of this Proxy Statement, and in 2006, for the 2006-2008 award cycle, as described below. In addition, as described below, the Compensation Committee approved a new grant covering the 2007-2009 award cycle earlier this year using the same double-digit earnings per share growth performance goals described above.

Based on the three-year adjusted earnings per share growth for the period 2004-2006 and the performance goal and payment schedule established by the Compensation Committee at the beginning of the award cycle, the payment for the 2004 restricted performance share award was 200% of target.

Stock Options. Stock options are granted annually and provide the right to purchase shares of our common stock at the grant date fair market value of the shares. Options are designed to directly link the executive’s compensation to value creation for shareholders, as the amount each individual ultimately receives from the option depends solely on the increase in value of the shares from the date of grant through the exercise date. Each stock option grant becomes exercisable in two equal annual installments commencing one year after grant and has a ten-year term.

The named executive officers’ awards for 2007 were approved by the Compensation Committee in December 2006 using the same grant mix as their awards for 2006. The 2007 awards will be made on April 2, 2007, based on the closing price of our common stock on that date.

Under the new accounting standard, RPS awards are recorded using fixed grant date accounting and the expense associated with the awards may be reversed if they are not earned in accordance with the performance goals established for each award. Further, our increased use of RPS awards may result in reduced future dilution levels, as we anticipate that fewer total shares will be issued pursuant to annual awards.

Under its current annual grant procedures, the Compensation Committee established the first business day of April each year as the grant date for equity awards to all our executives, including the named executive officers, beginning in 2001. The first business day of April grant date was selected to align with the common base salary increase review date used by the Company for all employee base salary increases, except those made to the approximately top 30 executives on January 1 of each year. Given the large number of employees receiving stock-based awards, it was determined that adopting a universal grant date to occur each year on the first business day in April – following the Company’s employee performance review process – would enable management to complete the employee performance reviews, communicate to employees, and result in a common stock grant price and award date that linked all equity award recipients together.

Effective January 1, 2007, the grant price of our stock options became the closing price on the New York Stock Exchange on the grant date. Prior to 2007, fair market value was determined as the average of the high and low trading prices on the New York Stock Exchange on the grant date. The Compensation Committee will now use the closing price on the grant date in light of the new SEC proxy disclosure rules that may require additional disclosure where the grant price is other than the closing price on the grant date.

The stock-based awards made to our named executive officers are taxable at the time of vesting in the case of RPS awards, and at the time of exercise in the case of stock options.

The table below shows the 2006 and 2007 target compensation amounts, including base salary, annual incentive bonus target and the value of the long-term incentive equity based awards for the named executive officers, as approved by the Compensation Committee.

2006-2007 Compensation

	2006 Compensation				2007 Compensation
Name	Salary	Bonus Target Opportunity	Long-Term Incentive Award Value	Total	Salary	Bonus Target Opportunity		Long-Term Incentive Award Value	Total	% Change 2007 Total vs. 2006 Total
H. McGraw III	$1,242,000	$969,000	$4,404,000	$6,615,000	$1,300,000	$1,040,000		$4,540,000	$6,880,000	4.0%
R. Bahash	$826,000	$506,251	$1,414,400	$2,746,651	$875,600	$524,172		$1,499,300	$2,899,072	5.5%
D. Sharma	$593,000	$291,429	$873,000	$1,757,429	$628,600	$301,746	(1)	$925,400	$1,855,746	5.6%
D. Murphy	$593,000	$408,215	$873,000	$1,874,215	$619,700	$422,666		$908,000	$1,950,366	4.1%
K. Vittor	$510,500	$244,286	$794,500	$1,549,286	$533,500	$252,934		$826,300	$1,612,734	4.1%
B. Marcus	$350,000	$124,104	$400,000	$874,104	$364,000	$128,497		$432,000	$924,497	5.8%

(1)	Represents the target opportunity if Mr. Sharma had remained in the Executive Short-Term Incentive Compensation Plan. However, effective January 1, 2007, Mr. Sharma began participating in the S&P Annual Cash Incentive Plan.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each named executive officer that may be deducted by the Company to $1 million in any year. There is an exception to the $1 million limitation for performance-based compensation that meets certain requirements. Our annual cash bonuses, equity-based compensation awards and long-term incentive compensation meet those requirements and are fully deductible. However, we do not have a policy requiring that all compensation be deductible. In 2006, approximately $289,000 of the compensation paid to the CEO was not deductible by the Company. It was comprised of the portion of the CEO’s base salary above $1 million, payments of dividend equivalents made on outstanding unearned restricted performance shares and imputed income on Company-provided perquisites. While these amounts were in excess of the $1 million threshold, the Compensation Committee believes that the CEO may receive these compensation payments as current income in the year earned rather than be deferred until after his retirement from the Company. None of the other named executive officers earned non-deductible compensation in 2006.

Equity Ownership. We are committed to ensuring that our executive officers have a significant ownership stake in order to strengthen the alignment of our executives’ interests with those of our shareholders. The direct stock ownership and the dollar value of these owned shares for the named executive officers are shown on the accompanying table along with the value of the owned shares expressed as a multiple of each executive’s base salary. This is a common method for measuring executive stock ownership, and typical stock ownership guidelines call for shares owned having a value ranging between two and five times base salary.

As a result of the significant ownership interest held by most of the named executive officers, except for Mr. Marcus who is relatively new to his current position and will begin showing increased ownership in future years, including the interests acquired under our long-term incentive program, we have not established formal stock ownership guidelines for our executive officers. As part of our most recent review of the executives’ shareholdings in the Company, the Compensation Committee determined that the named executive officers owned a sufficient amount of shares, as expressed as a percentage of base salary, and that there was no need to adopt formal ownership guidelines.

At the close of 2006, our named executive officers owned shares of our common stock valued at the following multiples of the executive’s base salary:

Stock Ownership for Named Executive Officers

Name	Direct Ownership	Value at $68.02 on 12/29/2006	Multiple of Base Salary
H. McGraw III	1,654,280	$112,524,126	90.60
R. Bahash	381,144	$25,925,415	31.39
D. Sharma	59,638	$4,056,577	6.84
D. Murphy	33,195	$2,257,924	3.81
K. Vittor	102,118	$6,946,066	13.61
B. Marcus	2,428	$165,153	0.47

All named executive officers are required by our trading policies to obtain prior approval from the Company’s Legal Department and the CEO before purchasing or selling any of our shares, including sales in connection with stock option exercises.

Retirement and Other Post-Employment Benefits. In connection with their retirement or other terminations of employment, the named executive officers will generally be eligible to receive benefits under our savings and retirement plans and, depending on the circumstances of an executive’s termination, severance benefits and accelerated vesting of annual and long-term incentive awards. In addition, the named executive officers can receive the same level of benefits under the Senior Executive Severance Plan if they resign for any reason during the 30-day window period following one year after a change-in-control as they would on a termination without cause or for good reason. Permitting a termination by an executive during a window period is designed to provide incentives for our executives to remain available to an acquirer for a one-year transition period following a change-in-control. Management believes this feature serves the best interests of the Company and its shareholders since the executive, in order to satisfy the prerequisite for guaranteed severance benefits, will render impartial advice and services during the period leading to the completion of the change-in-control and during a critical transition period following a change-in-control. These post- termination benefits are described in detail beginning on page 43 of this Proxy Statement.

Certain payments that would be provided in connection with a change-in-control may be classified as “excess parachute payments” under IRC Section 280G and may not be deductible as compensation by the Company. In addition, IRC Section 4999 imposes an excise tax on executives that receive an excess parachute payment equal to 20% of such amount, which is not reimbursed or “grossed up” by the Company.

Health and Welfare and Other Fringe Benefits. The Company provides a uniform healthcare benefits program for all domestic U.S. employees, including the named executive officers, to provide security for employees and their families. The employee healthcare contributions are differentiated by salary levels, with the higher paid employees paying a greater share of the total costs. We provide no supplemental executive healthcare benefits other than a Company paid physical examination for the named executive officers and approximately 45 other senior executives. Additionally, approximately 200 executives participate in the Management Supplemental Death and Disability Benefits Plan, which provides a supplemental long-term disability benefit equal to 50% of the executive’s monthly earnings, as defined in the Plan, less other Company paid benefits and Social Security benefit payments.

Perquisites and Other Benefits. We provide the following perquisites, which we believe are reasonable and competitive, to the named executive officers in order to enable them to conduct Company business more effectively and to allow greater focus on the demands of their positions:

•	Use of a parking garage in our headquarters building

•	Annual physical examinations through a Company selected medical provider

•	Tax counseling and tax return preparation expense reimbursement

•	Annual reimbursement up to $1,200 towards an individual health club membership

Additionally, pursuant to a third-party security study undertaken for the Company, the CEO is required by the Company to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, the CEO and any passengers traveling with him are required to reimburse the Company for the equivalent of first class commercial airfare. The CEO is also provided a Company car and personal driver and maintenance on a home security system. We believe these security costs are legitimate business expenses, but we recognize that they convey a personal benefit. As such, the incremental cost to the Company for providing them is reported in our Summary Compensation Table on page 32 of this Proxy Statement.

We believe that the caliber and motivation of the Company’s named executive officers, other executives and key employees and the quality of their leadership make a significant difference in the performance of the Company. Further, we believe that compensation should vary with the Company’s financial performance so that executives are well rewarded when performance exceeds the rigorous performance goals established by the Compensation Committee, and that there should be commensurate risks to compensation when performance does not meet these goals. In our view, we believe that the Company’s executive compensation program is meeting the goals and objectives outlined in this Report.

Summary Compensation Table

The following table contains information concerning compensation paid to the named executive officers for services rendered in all capacities to the Company in 2006:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value ($) (3)	All Other Compensation ($)	Total ($)
H. McGraw III Chairman, Chief Executive Officer and President	2006	$1,242,000	$1,938,000	$2,311,376	$13,288,089	$553,347	$551,959	$19,884,771

R. J. Bahash Executive Vice President and Chief Financial Officer	2006	$826,000	$1,100,000	$1,066,407	$1,535,030	$488,913	$175,395	$5,191,745

D. Sharma Executive Vice President, Investment Services & Global Sales (4)	2006	$593,000	$750,000	$706,696	$967,353	$64,001	$115,734	$3,196,784

D. L. Murphy Executive Vice President, Human Resources	2006	$593,000	$790,000	$706,696	$698,562	$121,854	$127,609	$3,037,721

K. M. Vittor Executive Vice President and General Counsel	2006	$510,500	$525,000	$553,612	$405,320	$109,337	$86,513	$2,190,282

B. D. Marcus Executive Vice President, Chief Information Officer	2006	$350,000	$335,000	$249,182	$178,223	$66,181	$61,297	$1,239,883

(1)	This column includes Long-Term Incentive Restricted Performance Share (“RPS”) awards granted under the Company’s 2002 Stock Incentive Plan. These stock awards are further described on pages 33 and 34 of this Proxy Statement. To calculate the fair value of the RPS awards, the market price on the date of grant is used in accordance with the Financial Accounting Standards Board’s (FASB) Statement No. 123(R), Share Based Payment (“SFAS 123(R)”), as disclosed in Footnote 8 to the 2006 Consolidated Financial Statements, which appear in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007. The amounts shown in this column assume that the maximum payout will be earned.

(2)	The amounts shown in this column include stock options granted under the Company’s 2002 Stock Incentive Plan. This Plan is further described on page 34 of this Proxy Statement. The assumptions used to calculate the stock option awards value were in accordance with SFAS 123(R) as disclosed in Footnote 8 to the 2006 Consolidated Financial Statements, which appear in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.

(3)	The amounts reported in this column include benefits under: the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP), which is described on pages 40 and 41 of this Proxy Statement; the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries (ERP), which is described on pages 39 and 40 of this Proxy Statement; and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS), which is described on page 40 of this Proxy Statement.

(4)	Mr. Sharma became Executive Vice President, Investment Services and Global Sales of Standard & Poor’s, a division of the Company, effective November 1, 2006, and is no longer an executive officer of the Company.

Grants of Plan-Based Awards Table

The following table includes each grant of an award made to the named executive officers in 2006 under any equity-based plan of the Company:

		Date Approved by Compensation Committee	Estimated Future Payouts Under Equity Incentive Plan Awards (a)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/SH) (b)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Target (#)	Maximum (#)
H. McGraw III	4/3/06	12/07/05	25,140	50,280					$2,906,687
	4/3/06	12/07/05			196,058		$57.81	$57.51	$2,950,673
	3/23/06	04/24/02			277,637	(c)	$56.43	$56.64	$3,555,001
	3/23/06	04/28/04			167,004	(c)	$56.43	$56.64	$2,138,402
R. J. Bahash	4/3/06	12/07/05	12,233	24,466					$1,414,379
	4/3/06	12/07/05			46,990		$57.81	$57.51	$707,200
D. Sharma	4/3/06	12/07/05	7,551	15,102					$873,047
	4/3/06	12/07/05			29,003		$57.81	$57.51	$436,495
	3/16/06	12/04/02			31,771	(c)	$58.83	$59.05	$423,225
D. L. Murphy	4/3/06	12/07/05	7,551	15,102					$873,047
	4/3/06	12/07/05			29,003		$57.81	$57.51	$436,495
	3/14/06	04/30/03			17,799	(c)	$55.84	$56.42	$225,857
K. M. Vittor	4/3/06	12/07/05	6,872	13,744					$794,541
	4/3/06	12/07/05			26,395		$57.81	$57.51	$397,245
B. D. Marcus	4/3/06	12/07/05	3,460	6,920					$400,045
	4/3/06	12/07/05			13,289		$57.81	$57.51	$199,999

(a)	Reflects Restricted Performance Shares, which are discussed on pages 33 and 34 of this Proxy Statement. There is no payout for threshold performance under Restricted Performance Shares.
(b)	The exercise price represents the average of the high and low trading prices on the grant date.

(c)	Reflects Restoration Stock Options, which are discussed on pages 34 and 35 of this Proxy Statement.

Additional Information Concerning the Summary Compensation Table and

Grants of Plan-Based Awards Table

The following disclosures supplement the information provided in the Summary Compensation Table found on page 32 of this Proxy Statement and the above Grants of Plan-Based Awards Table.

Bonus Column. The amounts shown in the Bonus Column of the Summary Compensation Table represent the cash awards paid under the Company’s Key Executive Short-Term Incentive Compensation Plan. Under this Plan, annual incentives are payable for the achievement of annual financial performance goals established by the Compensation Committee and for individual performance and contribution. The corporate performance goal is based on double-digit diluted earnings per share growth. The earned incentive pool amounts are based on actual performance versus the performance goals established for minimum, target and maximum pool achievement. Under these goals, target achievement results in 100% pool funding, the maximum pool funding is 200% of the target incentive pool, and below target achievement may range down to zero pool funding. Based on the Company’s 2006 diluted earnings per share growth exceeding the 15% growth target established by the Compensation Committee at the beginning of the year, the corporate pool funded at 200%.

Stock Awards Column. The amounts shown in the Stock Awards Column of the Summary Compensation Table represent the amount of the grant date fair value of the performance-based Long-Term Incentive Restricted Performance Shares granted under the 2002 Stock Incentive Plan at $57.81, the average of the high and low prices on the grant date of April 3, 2006 that is recognized for financial reporting purposes for 2006. Under this Plan, Restricted Performance Share awards vest at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted earnings per share growth goals established by the Compensation Committee of the Board of Directors at the beginning of each award cycle. The Restricted Performance Share awards are subject to forfeiture if the minimum performance goal is not attained or if a named executive officer’s employment is terminated for certain reasons before the shares become vested. During the award cycle, the named executive officers receive dividends on and have the right to vote the awarded shares. Based on the cumulative compound earnings per share growth for the 2004-2006 award cycle exceeding the 15% growth target established by the Compensation Committee at the beginning of the cycle, the 2004 Award paid out at 200%. A new grant on the same terms was made in 2006 covering the 2006-2008 performance. In the event of a change-in-control of the Company, as discussed on pages 43 through 47 of this Proxy Statement, all of the financial goals are deemed to have been satisfied and the named executive officers would receive the target amount no later than the normal maturity date of the award. In addition, dividend equivalent payments equal to the dividend paid on the Company’s common stock were paid in cash in 2006 on the Restricted Performance Shares.

Option Awards Column. The amounts shown in the Option Awards Column of the Summary Compensation Table represent the amount of the grant date fair value of stock options granted pursuant to the Company’s 2002 Stock Incentive Plan that is recognized for financial reporting purposes for 2006. Under this Plan, these grants were for nonqualified stock options, one-half of which vest on the first anniversary of the grant and the remaining one-half on the second anniversary of the grant. In the event of a change-in-control of the Company, as discussed on pages 43 through 47 of this Proxy Statement, the options become fully vested. Stock options provide the named executive officers with the right to purchase shares of the Company’s common stock at its market value on the date of the grant. Each stock option grant has a ten-year maximum term. This column also includes RSO grants as further described below. The following breakdown indicates the value of the annual awards and any RSO awards for each named executive officer:

Name	Annual Awards Value	RSO Awards Value
H. McGraw III	$2,699,092	$10,588,997
R. J. Bahash	$693,404	$841,626
D. Sharma	$416,645	$550,708
D. L. Murphy	$416,645	$281,917
K. M. Vittor	$405,320	—
B. D. Marcus	$178,223	—

For 2006, the Compensation Committee utilized a pool concept for the option grants to introduce a greater flexibility into the program to differentiate and recognize individual performance and future potential. Effective in 2006, the Compensation Committee has revised the stock-based incentive award program to downweight the role stock options play in the total long-term incentive mix and to upweight the role of Restricted Performance Shares.

Restoration Stock Option (“RSO”) Grants. The Compensation Committee approved a stock option enhancement in 1997 called a Restoration Stock Option (“RSO”). If shares of the Company’s common stock were delivered in payment of the exercise price of a stock option, as opposed to the use of cash or “cashless exercises”, an RSO was granted equal to the number of shares used to exercise the stock option. The expiration date of these RSO grants (which were made pursuant to the 2002 Stock Incentive Plan) remains the last day the underlying grant was exercisable. Additionally, if shares were withheld to satisfy the tax obligation on the realized gain, the RSO will include shares equal to the number of shares withheld for taxes. RSO grants were nonqualified, and were first exercisable six months after the date of grant at the market value on the date of grant of the RSO. Only one RSO was granted for each original stock option granted. In the event of a change-in-control of the Company, as discussed on pages 43 through 47 of this Proxy Statement, all options would become fully vested. The Compensation Committee voted to terminate this RSO feature effective as of March 30, 2006.

RSO grants were approved under a standing resolution at the time the original underlying stock option award was granted.

Fair Market Value of Common Stock. As previously discussed, effective January 1, 2007, the fair market value of the Company’s common stock for determining the exercise price of stock options will be set at the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant. Prior to January 1, 2007, fair market value was determined as the average of the high and low trading prices of the Company’s common stock on the New York Stock Exchange on the date of grant. The Compensation Committee approved this change in order to comply with SEC rules which require additional disclosure of any grant price other than the closing price. The Company believes this change minimizes the administrative expense of this program and thereby reduces the cost to the Company and its shareholders.

All Other Compensation Column. The amounts shown in the All Other Compensation Column of the Summary Compensation Table include the items described below.

•

The Company made contributions under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries, The McGraw-Hill Companies, Inc. Savings Incentive Plan Supplement and The McGraw-Hill Companies, Inc. Employee Retirement Account Plan Supplement to the named executive officers as follows: Mr. McGraw—$289,256; Mr. Bahash—$175,395; Mr. Sharma—$115,734; Mr. Murphy—$127,609; Mr. Vittor—$86,513; and Mr. Marcus—$61,297.

•

The amount for Mr. McGraw includes the ag- gregate incremental cost to the Company of $228,012 associated with Mr. McGraw’s personal use of Company provided aircraft. Pursuant to a third party security study undertaken by the Company, Mr. McGraw is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. The aggregate incremental cost to the Company was determined by multiplying the total variable costs incurred by the Company in operating the aircraft by a fraction, the numerator of which was the total number of personal miles flown by Mr. McGraw in 2006 and the denominator of which was the total number of miles flown by the aircraft in 2006. This amount was then reduced by the amount of Mr. McGraw’s reimbursement in 2006. The variable costs associated with operating the aircraft include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees and hourly-based maintenance costs. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of the aircraft (e.g., aircraft purchase costs, insurance premiums, calendar-based maintenance costs and flight crew salaries).

•

The amount for Mr. McGraw includes the aggregate incremental cost to the Company of $26,821 associated with Mr. McGraw’s personal use of Company cars. The aggregate incremental cost to the Company was determined by multiplying the fuel and depreciation costs incurred by the Company in operating its Company owned cars by a fraction, the numerator of which was the total number of personal miles driven by Mr. McGraw in 2006 and the denominator of which was the total number of miles driven by Company owned cars in 2006. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of Company owned cars (e.g., insurance premiums and driver salaries).

•	The amount for Mr. McGraw includes financial counseling and tax return preparation paid for by the Company and charges for an alarm security system monitoring Mr. McGraw’s home.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding on December 31, 2006 for each of the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
H. McGraw III	204,000				$38.22	03/31/2014
	89,604	(d)			$45.50	01/01/2008
	73,894	(d)			$45.50	04/28/2008
	157,132	(d)			$45.50	01/03/2009
	167,300		167,300	(e)	$43.25	03/31/2015
	196,729	(d)			$47.82	01/02/2010
	242,118	(d)			$47.82	04/01/2011
	298,410	(d)			$47.82	03/31/2013
	277,637	(d)			$56.43	03/31/2012
	167,004	(d)			$56.43	03/31/2014
	0		196,058	(f)	$57.81	04/02/2016
							26,164	$3,559,351	50,574	$6,880,087
R. J. Bahash	77,916	(d)			$45.14	04/01/2011
	41,346	(d)			$45.14	03/31/2013
	87,406	(d)			$45.14	03/31/2012
	46,945		46,945	(e)	$43.25	03/31/2015
	42,149	(d)			$50.81	03/31/2013
	50,051	(d)			$50.81	03/31/2014
	0		46,990	(f)	$57.81	04/02/2016
							12,244	$1,665,674	23,053	$3,136,130
D. Sharma	60,000				$33.89	03/31/2012
	878				$28.12	03/31/2013
	6,748	(d)			$37.59	01/31/2012
	66,600				$38.22	03/31/2014
	16,132	(d)			$44.04	03/31/2013
	27,306		27,306	(e)	$43.25	03/31/2015
	21,865	(d)			$46.55	03/31/2013
	10,541	(d)			$50.81	03/31/2013
	31,771	(d)			$58.83	01/31/2012
	0		29,003	(f)	$57.81	04/02/2016
							8,530	$1,160,421	15,089	$2,052,708

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
D. L. Murphy	60,000				$30.93	07/31/2012
	24,035				$28.12	03/31/2013
	66,600				$38.22	03/31/2014
	27,306		27,306	(e)	$43.25	03/31/2015
	11,749	(d)			$48.28	03/31/2013
	17,799	(d)			$55.84	03/31/2013
	0		29,003	(f)	$57.81	04/02/2016
							8,530	$1,160,421	15,089	$2,052,708
K. M. Vittor	23,296	(d)			$32.21	01/03/2009
	25,380	(d)			$35.21	01/02/2010
	55,048	(d)			$34.39	04/01/2011
	35,000				$38.22	03/31/2014
	24,492	(d)			$37.38	01/02/2010
	26,890	(d)			$37.38	03/31/2012
	28,478	(d)			$37.38	03/31/2013
	28,700		28,700	(e)	$43.25	03/31/2015
	31,332	(d)			$43.34	03/31/2012
	27,552	(d)			$43.34	03/31/2013
	32,912	(d)			$43.34	03/31/2014
	0		26,395	(f)	$57.81	04/02/2016
							5,966	$811,615	12,144	$1,652,070
B. D. Marcus	4,638				$38.22	03/31/2014
	2,070				$38.08	08/31/2014
	11,000		11,000	(e)	$43.25	03/31/2015
	0		13,289	(f)	$57.81	04/02/2016
							1,570	$213,583	6,234	$848,073

(a)	Represents Restricted Performance Shares under the 2004 award which were earned on December 31, 2006 and paid in March 2007.

(b)	Value based on closing price of the Company’s common stock on December 29, 2006 of $68.02 and maximum payout levels under equity incentive plan awards based on prior year’s award paying above target.

(c)	Represents Restricted Performance Shares under the 2005 and 2006 awards which vest on December 31, 2007 and December 31, 2008 with payout in March 2008 and March 2009, respectively.

(d)	Reflects Restoration Stock Options, which are discussed on pages 34 and 35 of this Proxy Statement.

(e)	Options will vest on April 1, 2007.

(f)	Options will vest 50% on April 3, 2007 and the remaining 50% on April 3, 2008.

Option Exercises and Stock Vested in 2006

The following table contains information concerning each exercise of stock options and each vesting of Restricted Performance Shares during 2006 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (a)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (b)	Value Realized On Vesting ($)
H. McGraw III	562,000	$11,784,160	64,265	$3,277,525
R. J. Bahash	132,154	$3,502,450	30,441	$1,552,532
D. Sharma	42,626	$1,136,409	21,206	$1,081,515
D. L. Murphy	24,685	$684,268	21,206	$1,081,515
K. M. Vittor	64,668	$1,674,845	14,850	$757,352
B. D. Marcus	28,992	$619,926	2,567	$130,946

(a)	These awards were granted pursuant to the 1993 Employee Stock Incentive Plan and the 2002 Stock Incentive Plan, were for nonqualified stock options and provided that one-half of the option vested on the first anniversary of the grant and the remaining one-half vested on the second anniversary of the grant.

(b)	These awards are Restricted Performance Share awards granted pursuant to the 2002 Stock Incentive Plan.

PENSION BENEFITS

Pension Benefits Table

The following table contains information with respect to each Plan of the Company that provides for payments or other benefits to the named executive officers at, following, or in connection with retirement:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)

H. McGraw III	SERP	27	$3,979,859
	ERP	27	475,647
	ERPS	27	2,220,273

	Total		$6,675,779

R. J. Bahash	SERP	32	$3,217,280
	ERP	32	693,343
	ERPS	32	1,609,930

	Total		$5,520,553

D. Sharma	ERP	5	$39,344
	ERPS	5	187,056

	Total		$226,400

D. L. Murphy	ERP	4	$69,068
	ERPS	4	318,534

	Total		$387,602

K. M. Vittor	ERP	24	$340,733
	ERPS	24	549,890

	Total		$890,623

B. D. Marcus	ERP	17	$163,652
	ERPS	17	93,499

	Total		$257,151

The named executive officers are entitled to retirement benefits under two defined benefit Plans of the Company: the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (generally referred to as “ERP”) and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (generally referred to as the “ERP Supplement” or “ERPS”). In addition, Messrs. Harold McGraw III and Robert J. Bahash participate in the Senior Executive Supplemental Death, Disability and Retirement Benefit Plan (the “SERP”). Information regarding each of these Plans follows.

Employee Retirement Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries (ERP)

The Company sponsors a qualified defined benefit pension Plan to provide retirement benefits to U.S. based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting the eligibility requirements for a benefit. The retirement benefit is based on a percentage of a participant’s total earnings during their employment with the Company (this is called a career pay formula).

A Plan participant’s annual benefit accrual under the ERP is calculated as 1% of Plan compensation. The Plan compensation includes the participant’s base salary and short-term incentive award. Because this is a qualified Plan, the Plan compensation is restricted by the compensation limit imposed by the Internal Revenue Code. In 2006, this compensation limit was $220,000. The retirement benefit payable from this Plan is the sum of each year’s annual benefit accrual. This amount is available unreduced at the earlier of the Plan’s normal retirement age of 65 or age

62 if a participant has 10 years of service with the Company. If a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. The benefit is reduced by 4% per year for each year of payment prior to age 62 to reflect the earlier payments. Messrs. McGraw, Bahash, Vittor and Marcus are currently eligible for early retirement under the ERP.

Participants can choose from among several optional forms of annuity payments under the ERP. A participant receives the highest monthly payment under a single life annuity, while the other payment forms result in a lower monthly benefit because payment may be made to a surviving joint annuitant or beneficiary following the participant’s death.

The present value estimates shown in the Pension Benefits Table assume payment in the form of a single life annuity of the named executive officers’ accumulated benefits under the ERP, based on pay and service earned through December 31, 2006, in the form of a single life annuity, commencing on the earliest date the benefits are available unreduced (age 65 in the case of Messrs. Sharma and Murphy, and age 62 in the case of the other named executive officers). The values assume a discount rate of 5.90% and mortality as set forth in the RP-2000 mortality table.

The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS)

The Company also maintains nonqualified pension Plans. These Plans are intended to help attract and retain the executive workforce by providing benefits in excess of those permitted under the qualified Plan.

The ERPS is designed to restore retirement benefits that cannot be paid from the ERP due to Internal Revenue Code limits. The benefit provided under the ERPS will effectively equal the difference between the benefit that would have been earned under the ERP, without regard to any pay or benefit limits, and the actual benefit payable from the ERP.

All Plan participants of the ERP are potentially eligible for the ERPS, including each of the named executive officers, provided their ERP benefits are limited by the Internal Revenue Code limits. In general, a participant’s annual accrual under the ERPS is determined based on 1% of the Plan compensation under the ERP in excess of the Internal Revenue Code compensation limit for that year ($220,000 in 2006). The retirement benefit payable under the ERPS is the sum of each year’s annual benefit accrual and is paid in the same form of annuity as is elected under the ERP. Effective January 1, 2007, payments commence one year following termination of employment or, if later, age 65 or age 62 with 10 years of service with the Company.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the ERPS are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP)

In an effort to attract, retain and reward certain key executives, the Company implemented the SERP for its most senior executives. This Plan has subsequently been closed to new entrants, and currently the only named executives earning benefits under this program are Mr. Harold McGraw III and Mr. Bahash.

The SERP benefit is determined by calculating 55% of final monthly earnings less offsets for the ERP pension benefit, the ERPS pension benefit, the primary Social Security benefit, any pension payable from a previous employer, and a hypothetical annuity. The hypothetical annuity is the estimated annuity value of a hypothetical account balance as if it were established under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (the “401(k) Savings and Profit Sharing Plan”). This balance assumes that the employee contributions are made at a rate that was required for participation in the ERP when the Plan was contributory, that the employer matching contributions are based on the current provisions of the 401(k) Savings and Profit Sharing Plan, and that the investment return on the fund is the same as the amount earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund.

The final monthly earnings recognized in the SERP are the sum of the highest rate of annual base salary and the average of the target bonus in effect during the 36-month period preceding death, disability or retirement. The pension benefit payable from the SERP is available unreduced at the Plan’s normal retirement age of 65. In addition, the SERP provides that, if a participant has attained age 55 with 10 years of service, an early retirement benefit is available. For early retirement benefits, the 55% replacement percentage is reduced by 4% for each year that benefits commence before normal retirement age to reflect the earlier payments. Both Messrs. McGraw and Bahash are currently eligible for the early retirement benefit under the terms of the SERP.

The SERP also provides for a pre-retirement death benefit of four times the participant’s most recent base salary and a post-retirement death benefit equal to one times the participant’s most recent base salary.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the SERP are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP and ERPS, and include the value of the post-retirement death benefit under the SERP.

The following breakdown shows the early retirement benefits that would have been payable to each of the named executive officers had they retired on December 31, 2006:

Name	Plan Name	Present Value of Accumulated Benefit $
H. McGraw III	SERP	$5,236,704
	ERP	542,843
	ERPS	2,533,940

	Total	$8,313,487

R. J. Bahash	SERP	$3,529,587
	ERP	693,343
	ERPS	1,609,930

	Total	$5,832,860

D. Sharma	ERP	$39,344
	ERPS	187,056

	Total	$226,400

D. L. Murphy	ERP	$69,068
	ERPS	318,534

	Total	$387,602

K. M. Vittor	ERP	$397,637
	ERPS	641,724

	Total	$1,039,361

B. D. Marcus	ERP	$188,514
	ERPS	107,703

	Total	$296,217

Nonqualified Deferred Compensation Table

The following table contains information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified:

Name	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(a)	Aggregate Balance at Last Fiscal Year End ($)
H. McGraw III	$270,711	$172,409	$3,908,023
R. J. Bahash	$156,850	$126,412	$2,759,957
D. Sharma	$97,189	$66,695	$1,363,773
D. L. Murphy	$109,064	$17,320	$465,253
K. M. Vittor	$67,968	$29,236	$715,292
B. D. Marcus	$42,752	$1,195	$69,209

a)	Reflects nonqualified deferred compensation earnings under The McGraw-Hill Companies, Inc. Savings Incentive Plan Supplement, The McGraw-Hill Companies, Inc. Employee Retirement Account Plan Supplement, the Key Executive Short-Term Incentive Deferred Compensation Plan and the Executive Deferred Compensation Plan.

The amounts shown as Company contributions represent employer matching and profit sharing contributions under The McGraw-Hill Companies, Inc. Savings Incentive Plan Supplement and The McGraw-Hill Companies, Inc. Employee Retirement Account Plan Supplement. Participants receive a contribution of 4.5% of eligible compensation above the IRS compensation limit ($220,000 in 2006) for the Savings Incentive Plan Supplement and 5% of eligible compensation above the IRS compensation limit for the Employee Retirement Plan Supplement. These amounts are also included as All Other Compensation in the Summary Compensation Table on page 32 of this Proxy Statement. Account balances under the Savings Incentive Plan Supplement and Employee Retirement Account Plan Supplement are credited with interest at the rate earned by the Stable Assets fund under the 401(k) Savings and Profit Sharing Plan. The annual rate of interest credited under these Plans was 4.95% for the 2006 fiscal year. Account balances under the Savings Incentive Plan Supplement and Employee Retirement Account Plan Supplement are distributed to executives in the year following the year in which the executive terminates employment.

Executives may elect to defer all or part of their annual bonus payment under the Key Executive Short-Term Incentive Deferred Compensation Plan. No new deferrals were credited under the Plan in 2006. Earnings on amounts deferred under the Key Executive Short-Term Incentive Deferred Compensation Plan are credited at a rate equal to 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the bonus compensation is credited under the Plan. The interest rate that applied to outstanding balances during the 2006 fiscal year was 5.76%. Earnings under the Executive Deferred Compensation Plan, under which executives could previously defer all or part of their long-term cash payment, also are credited at this rate. The Executive Deferred Compensation Plan was closed to new contributions in 1990. Account balances under the Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan are distributed to executives in accordance with their individual elections. Participants may elect to receive their deferred award payments in a single lump-sum or in up to 15 equal annual installments. Payments may commence within 60 days of retirement or termination or as of January 1 of the year following the year in which such event occurs.

Potential Payments Upon Termination or

Change-in-Control

The named executive officers may be eligible to receive certain payments and benefits under our severance, incentive and retirement plans in connection with the named executive officer’s termination or a change-in-control. Described below are the specific events that would trigger the payments and benefits, and the estimated payments and benefits that would be provided to the named executive officers upon the occurrence of these events.

Senior Executive Severance Plan

The named executive officers are eligible for severance benefits under our Senior Executive Severance Plan (with the exception of Mr. Marcus, who participates in the Executive Severance Plan) upon the occurrence of the following triggering events:

•	the Company terminates the executive other than for cause;

•

the executive resigns due to an adverse change in the executive’s functions, duties or responsibilities that would cause the executive’s position to have substantially less responsibility, importance or scope;

•	the executive resigns due to a reduction of the executive’s base salary by 10% or more; or

•	in addition to the above triggering events, an executive may resign for any reason during the 30-day window following the first anniversary of a change-in-control.

A termination for cause generally means a termination due to misconduct that results in, or could reasonably be expected to result in, material damage to the Company’s property, business or reputation. A change-in-control generally means:

•	a person or group acquires 20% or more of the Company’s voting securities;

•	the members of our Board of Directors on January 28, 1987, together with persons approved by a majority of those members or persons approved by them, no longer make up a majority of the Board;

•

consummation of a merger or consolidation involving the Company if our voting securities do not represent more than 50% of the outstanding shares and voting power of the company surviving the transaction; or

•	our shareholders approve the liquidation or dissolution of the Company.

Each named executive officer is eligible to receive the following severance benefits:

•

continued payment of the executive’s base salary and participation in the Company’s retirement, life, medical, dental, accidental death and disability insurance benefit plans during a severance period of 12 months;

•

a lump-sum payment at the end of the severance period of the executive’s base salary for a period of 1.6 months per year of continuous service with the Company in excess of 7.5, up to a maximum of 12 months (0.9 months per year of service in excess of 13.33, up to a maximum of six months, in the case of Mr. Marcus); and

•	an additional lump-sum severance payment at the end of the severance period equal to 10% of the lump-sum payment calculated above.

Alternatively, in lieu of the payments and benefits described above, the Company may elect to pay the executive, in a lump sum, 110% of the executive’s base salary for a period of 1.6 months per year of continuous service with the Company, with a minimum of 12 and a maximum of 24 months (0.9 months per year of service, with a maximum of 18 months, in the case of Mr. Marcus).

The following table shows the estimated payments and benefits that would have been provided under the Senior Executive and Executive Severance Plans to each named executive officer if the executive’s employment had terminated December 29, 2006:

Name	Payment on Termination (a)	Payment on Termination Following Change-in-Control (b)
H. McGraw III	$2,601,432	$2,732,400
R. J. Bahash	$1,738,136	$1,817,200
D. Sharma	$604,299	$652,300
D. L. Murphy	$593,854	$652,300
K. M. Vittor	$1,080,505	$1,123,100
B. D. Marcus	$470,214	$500,500

(a)	The estimated payment on termination reflects the amount payable under the Senior Executive or Executive Severance Plan in which the executive participates including the estimated present value of continued benefit coverage during the severance period.

(b)	The estimated payment on termination following change-in-control payable in a lump sum amount includes the severance benefit payable under the Senior Executive or Executive Severance Plan plus 10% of the severance amount in lieu of continued benefit coverage.

Key Executive Short-Term Incentive Compensation Plan

The named executive officers may receive a portion of their annual bonus award under the Company’s Key Executive Short-Term Incentive Compensation Plan if the executive terminates employment because of death, disability or retirement, or if the Company terminates the executive other than for cause. To receive a payment under these circumstances, the executive must execute a general release of claims against the Company. The amount of the payment is based on the actual achievement of the Company performance objectives for the executive’s annual incentive pool based on the midpoint of the target range established for the target level of achievement of the individual performance criteria for the executive under the Plan. Payments are prorated for the period the executive was employed during the year and are made to the executive in a lump sum on the regular payment date under the Plan.

If there is a change-in-control, each named executive officer will receive a payment equal to the average of the named executive officer’s annual bonus payments for the preceding three years, prorated for the period elapsed through the date of the change-in-control. The Company may also pay the executive any additional amount necessary to reflect the actual achievement of the Company performance objectives and individual performance criteria for the executive through the date of the change-in-control.

The following table shows the estimated payments that would have been provided under the Key Executive Short-Term Incentive Compensation Plan to each named executive officer if the executive’s employment had terminated on December 29, 2006, or if a change-in-control had occurred on that date:

Name	Payment on Termination (a)	Payment on Change-in-Control (b)
H. McGraw III	$484,500	$1,531,292
R. J. Bahash	$112,500	$842,328
D. Sharma	$112,500	$502,016
D. L. Murphy	$112,500	$657,916
K. M. Vittor	$112,500	$409,310
B. D. Marcus	$60,000	$151,698

(a)	This assumes a payment of 50% of the target award for Mr. Harold McGraw III and the midpoint of the payment range for the target level of achievement for the other named executive officers.

(b)	Reflects the average of the actual payments paid over the last three years.

Stock Incentive Plans

Each of the named executive officers has been granted Restricted Performance Shares and stock options under the Company’s Stock Incentive Plans. These awards are described in greater detail on pages 33 and 34 of this Proxy Statement.

Restricted Performance Shares. If a named executive officer terminates employment due to retirement, disability or death, or, with the consent of the Compensation Committee, if the Company terminates the executive other than for cause, the executive is eligible to receive a portion of the shares that are covered by outstanding awards. If the executive terminates due to retirement or disability, the executive receives the number of shares that would be payable under the terms of the award based on actual performance for the three-year performance period, prorated for the number of years during the performance period (including the year of termination) that the executive was employed. In the event of termination by the Company other than for cause, payment is based on the number of months the executive has been employed by the Company. In the case of the executive’s death, the number of shares is based on actual performance through the year of termination and is prorated as described above. The shares are released in the year following the end of the performance period under the awards or, in the case of the executive’s death, in the year following the year of termination.

In the event of a change-in-control, the executive may receive the number of shares that would be payable upon achievement of the higher of the target or actual performance as follows:

•	a prorated number of shares, based on the portion of the performance period elapsed before the date of the change-in- control, is released to the executive on the date of the change-in-control; and

•

the value of the remaining shares, generally based on the highest price per share paid in the change-in-control, is paid to the executive in a lump sum in the year following the end of the performance period under the awards.

If not already paid, the cash payment described above will be made to the executive in a lump sum upon termination of the executive’s employment due to retirement, disability or death, or by the Company other than for cause.

Stock Options. If a named executive officer terminates employment due to death, disability or normal retirement, the executive’s stock options will vest in full. In addition, in the case of death, the options will be exercisable for one year following the date of death, and, in the case of disability or retirement, until the end of the option term. If the executive terminates employment due to early retirement, generally, the vesting of the executive’s stock options will not accelerate, but, to the extent they are vested at the time of retirement and the executive is 55 or older with 10 years of continuous service, the options will be exercisable until the end of the option term.

In the event of a change-in-control, all outstanding stock options will vest in full and will either be converted into awards based on the common stock of the surviving company, or paid to the executive in cash. Cash payments under options will be equal to the value of the option shares, generally the highest price per share paid in the change-in-control, less the exercise price of the shares.

The following table shows the estimated payments and benefits that would have been provided to each named executive officer in respect of stock options and restricted performance shares under the Company’s Stock Incentive Plans if the executive’s employment had terminated on December 29, 2006, or if a change-in-control had occurred on that date:

	Termination of Employment			Change-in-Control
Name	Stock Options (a)	Restricted Performance Shares (b)	Total	Stock Options (a)	Restricted Performance Shares (c)	Total
H. McGraw III	$6,145,773	$7,006,060	$13,151,833	$6,145,773	$10,439,438	$16,585,211
R. J. Bahash	$1,642,596	$3,201,702	$4,844,298	$1,642,596	$4,801,804	$6,444,400
D. Sharma	$972,490	$2,186,503	$3,158,993	$972,490	$3,213,129	$4,185,619
D. L. Murphy	$972,490	$2,186,503	$3,158,993	$972,490	$3,213,129	$4,185,619
K. M. Vittor	$980,392	$1,601,328	$2,581,720	$980,392	$2,463,684	$3,444,076
B. D. Marcus	$408,151	$622,111	$1,030,262	$408,151	$1,061,656	$1,469,807

(a)	Reflects accelerated vesting for all unvested stock option awards upon death, disability or with the consent of the Compensation Committee.

(b)	Reflects prorata participation and maximum achievement in the three outstanding award cycles through December 29, 2006 upon death, disability, retirement (except in the case of Messrs. Sharma and Murphy) or termination other than for cause (with the consent of the Compensation Committee).

(c)	Assumes maximum achievement of the performance goals for the three outstanding awards.

Retirement and Other Benefits

As described on pages 39 and 40 of this Proxy Statement, each of the named executive officers is entitled to receive benefits under our Employee Retirement Plan and the Employee Retirement Plan Supplement and, as described on page 46 below, our Management Supplemental Death & Disability Benefits Plan. Messrs. Harold McGraw III and Robert Bahash also are eligible to receive benefits under the Senior Executive Supplemental, Death, Disability & Retirement Benefits Plan, described on pages 40 and 41. In addition, the named executive officers participate in the Company’s Supplemental Defined Contribution Plans and are eligible to participate in our Annual Bonus Deferral Plan, described on page 42 of this Proxy Statement.

Employee Retirement Plan and Supplement. Following termination of their employment, the named executive officers are entitled to receive retirement benefits under our Employee Retirement Plan and Employee Retirement Plan Supplement, and in the case of Messrs. McGraw and Bahash under the SERP, and have accrued the benefits shown on page 39 of this Proxy Statement through the end of the 2006 fiscal year. In the event of a change-in-control, the executives will receive, in a lump sum, the actuarial equivalent of their accrued benefits under the Employee Retirement Plan Supplement.

Management Supplemental Death & Disability Benefits Plan. Under our Management Supplemental Death & Disability Benefits Plan, if an executive dies before retirement at age 65, the executive’s beneficiary will receive a lump sum death benefit equal to 200% of the executive’s base salary in effect at the time of death. In addition, if the executive is disabled prior to retirement at age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive is no longer disabled or reaches age 65.

Senior Executive Supplemental, Death, Disability & Retirement Benefits Plan. Under our Senior Executive Supplemental, Death, Disability & Retirement Benefits Plan, if Mr. McGraw or Mr. Bahash dies prior to retirement at age 65, the executive’s benefi-

ciary will receive a lump sum payment equal to 400% of the executive’s base salary in effect at the time of death. If Mr. McGraw or Mr. Bahash is disabled before retirement at age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive reaches age 65.

In addition, in the event of a change-in-control, Messrs. McGraw and Bahash will receive their retirement benefit in a lump sum if any of the following occurs:

•	the executive is involuntarily terminated without cause at any time after the change-in-control;

•	the executive resigns for good reason within two years after the change-in-control; or

•	the executive resigns for any reason during the 30-day window following the first anniversary of the change-in-control.

Resignation for good reason generally means the executive’s resignation based on any of the following:

•	a reduction in the executive’s base salary or incentive compensation award opportunities;

•	the transfer of the executive to a principal business location that increases the executive’s commuting distance by more than 35 miles;

•	a significant reduction in the executive’s responsibilities and status within the Company or a change in the executive’s title or office; or

•	the discontinuation of the executive’s participation in any life insurance, health and accident or disability plan, or elimination of the executive’s paid vacation.

The payment will be actuarially calculated based upon on an annual benefit, depending on the executive’s age at the time of termination, of 44% to 55% of the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months, subject to reduction for other retirement benefits payable to the executive. The estimated lump-sum retirement benefit would have been $6,391,129 for Mr. McGraw and $3,529,587 for Mr. Bahash if, following a change-in-control, Mr. McGraw or Mr. Bahash had resigned or been terminated on December 29, 2006 under the circumstances described above.

Nonqualified Deferred Compensation Plans. In the event of a change-in-control, the named executive officers will receive payment in a lump sum of their account balances under our Savings Incentive Plan and Employee Retirement Account Plan Supplements, as well as our Key Executive Short-Term Incentive Deferred Compensation Plan and Executive Deferred Compensation Plan. The named executive officers may also receive these amounts in connection with their termination of employment. Each executive’s account balances under these Plans at the end of the 2006 fiscal year are shown on page 42 of this Proxy Statement.

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table contains information regarding the compensation the Company paid to the non-employee Directors in 2006:

Name	Fees Earned or Paid in cash ($)	Stock Awards ($) (a)	Change in Pension Value $ (b)	All Other Compensation ($) (c)	Total ($)
Pedro Aspe	$88,000	$76,300		$29,551	$193,851
Sir Winfried Bischoff	$80,500	$76,300		$9,180	$165,980
Douglas N. Daft	$83,500	$76,300		$4,947	$164,747
Linda Koch Lorimer	$80,500	$76,300		$21,889	$178,689
Robert P. McGraw	$68,500	$76,300		$11,031	$155,831
Hilda Ochoa-Brillembourg	$82,000	$76,300		$6,494	$164,794
James H. Ross	$73,000	$76,300	$5,826	$15,977	$171,103
Edward B. Rust, Jr.	$77,500	$76,300		$14,330	$168,130
Kurt L. Schmoke	$73,000	$76,300		$7,119	$156,419
Sidney Taurel	$80,500	$76,300		$15,577	$172,377

(a)	Represents deferred stock credit based on average cash compensation paid to all Directors during the year under the Director Deferred Stock Ownership Plan, as further described below.

(b)	The current change in pension value for Mr. Ross represents the benefits under the Directors Retirement Plan which was closed to new participants in 1996.

(c)	Represents dividends earned on deferred shares held in the Director Deferred Stock Ownership Plan and insurance premiums. In the case of Mr. Robert P. McGraw, the amount includes a charitable contribution of $500 made by the Company in Mr. Robert P. McGraw’s name under the Company’s Matching Gift Program.

The Company provides the following annual compensation to non-employee Directors:

Cash Compensation

•	annual cash retainer of $50,500;

•	$1,500 for each Board meeting attended;

•	$1,500 for each Committee meeting attended;

•	annual cash retainer of $6,000 to the Chair of each Committee; and

•	reimbursement for customary travel expenses.

Share Compensation

Each non-employee Director receives an annual deferred share credit equal to the average cash compensation paid to all Directors during the calendar year pursuant to the Company’s Director Deferred Stock Ownership Plan. Directors received a deferred share credit of $76,300 for 2006 under this Plan. This value is converted to deferred share credits based on the average stock price for the year. These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. The Company currently has written agreements with Ms. Lorimer, Ms. Ochoa-Brillembourg and Messrs. Aspe, Rust and Schmoke to receive all or part of these cash payments as deferred shares. The awards outstanding under this Plan as of the end of the year are as follows:

Name	# of Shares
Pedro Aspe	40,772
Sir Winfried Bischoff	12,353
Douglas N. Daft	6,447
Linda Koch Lorimer	30,083
Robert P. McGraw	14,238
Hilda Ochoa-Brillembourg	8,606
James H. Ross	21,835
Edward B. Rust, Jr.	19,538
Kurt L. Schmoke	9,478
Sidney Taurel	21,278

Other Director Plans

Directors may also elect to defer all or part of their annual cash retainer and Board and Committee fees under the Director Deferred Compensation Plan. The Company currently has written agreements to defer cash payments under this Plan with Messrs. Daft and Schmoke. Interest is payable on the deferred cash amount at 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

Directors’ Retirement Plan

Under this Plan, covered Directors receive annual retirement and disability benefits when they retire from the Board at or after age 65 or if they become disabled. The annual benefit equals 10% of the then annual retainer, plus Committee fees for each year of service on the Board. This Plan was amended in 1996 to provide that Board members would not accrue any additional benefits under the Plan after June 30, 1996 and that Directors initially elected after June 30, 1996 will not be eligible to participate in this Plan.

OWNERSHIP OF COMPANY STOCK

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

Company Stock Ownership of Management (a),(b)

The following table shows the number of shares of the Company’s common stock beneficially owned on February 1, 2007 by each of our Directors and nominees for Director; the Chief Executive Officer and the five named executive officers in the Summary Compensation Table; and all individuals who served as Directors or executive officers at December 31, 2006, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned		Percent of Common Stock(a)	Director Deferred Stock Ownership Plan(c)
Pedro Aspe	14,192			14,192		(d)	40,772
Robert J. Bahash	419,213		416,253	835,466		(d)
Sir Winfried Bischoff	4,000			4,000		(d)	12,353
Douglas N. Daft	2,000			2,000		(d)	6,447
Linda Koch Lorimer	6,585			6,585		(d)	30,083
Bruce D. Marcus	10,581		35,352	45,933		(d)
Harold McGraw III	5,244,160		2,139,157	7,383,317	(e)	2.1%
Robert P. McGraw	159,284			159,284		(d)	14,238
David L. Murphy	59,344		249,296	308,640		(d)
Hilda Ochoa-Brillembourg	1,800			1,800		(d)	8,606
James H. Ross	2,121			2,121		(d)	21,835
Edward B. Rust, Jr.	2,000			2,000		(d)	19,538
Kurt L. Schmoke	400			400		(d)	9,478
Deven Sharma	85,787		283,648	369,435		(d)
Sidney Taurel	4,000			4,000		(d)	21,278
Kenneth M. Vittor	121,683		380,977	502,660		(d)
All Directors and executive officers of the Company as a group (a total of 17, including those named above)(f)(g)	6,151,013		3,580,529	9,731,542		2.7%	184,628

(a)	The number of shares of common stock outstanding on February 1, 2007 was 354,509,650. The percent of common stock is based on such number of shares and is rounded off to the nearest one percent.

(b)	None of the shares included in the above table constitutes Directors’ qualifying shares.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-employee Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on page 48 of this Proxy Statement.

(d)	Less than 1%.

(e)	With respect to the shares reported in the above table for Mr. Harold McGraw III: (i) Mr. Harold McGraw III has sole voting and investment power over 3,199,160 shares as manager of a limited liability company established for estate planning purposes by Mr. Harold W. McGraw, Jr., Chairman Emeritus; (ii) Mr. Harold McGraw III has sole voting and investment power over 287,000 shares as executor of the estate of Mr. Thomas P. McGraw; (iii) Mr. Harold McGraw III has sole voting and investment power over 22,000 shares as custodian under the Florida Uniform Transfers to Minors Act; and (iv) Mr. Harold McGraw III owns 382,355 shares which are held in an account with a financial institution that has extended credit based on the security of the stock.

(f)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

(g)

Mr. Harold W. McGraw, Jr., Chairman Emeritus of the Company, is the beneficial owner as of February 1, 2007 of 6,361,340 shares of the Company’s common stock. These shares represent approximately 1.8% of the Company’s issued and outstanding common stock. None of these shares has been included in the above table.

Company Stock Ownership of Certain Beneficial Owners

The following table shows information as to any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock on the dates indicated below.

Name and Address of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Total Number of Shares Beneficially Owned	Percent of Common Stock
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, New York 10005(a)	16,021,827	0	21,068,302	5.9%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109(b)	1,843,700	0	19,615,192	5.535%

(a)	On February 9, 2007, Goldman Sachs Asset Management, L.P. (“Goldman”) filed a Schedule 13G with the SEC stating that together with its affiliates, it beneficially owned 21,068,302 shares (or approximately 5.9%) of the Company’s common stock. Goldman has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.
(b)	On February 14, 2007, FMR Corp. (“FMR”) filed a Schedule 13G with the SEC stating that together with its affiliates, it beneficially owned 19,615,192 shares (or approximately 5.535%) of the Company’s common stock. FMR has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2006.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

FEES AND SERVICES

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2007. Please see page 53 of this Proxy Statement for voting information. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

During the years ended December 31, 2006 and December 31, 2005, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/06	Year Ended 12/31/05
Audit Fees	$4,971,000	$4,440,000
Audit-Related Fees	$1,288,000	$886,000
Tax Fees	$2,266,000	$2,291,000
All Other Fees	$7,000	$26,000

•

Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, audits of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness thereof, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews.

•	Audit-related fees generally included fees for pension or other special purpose audits, acquisition assistance and other accounting consultations.

•	Tax fees included fees for tax compliance, advice and planning.

•	All other fees generally included fees for advisory services related to accounting principles, rules and regulations.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations) provide that the Committee must pre-approve both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

ITEMS OF BUSINESS TO BE ACTED ON AT THE ANNUAL MEETING

Item 1. Election of Directors

The term for Directors elected this year will expire at the Annual Meeting held in 2010. Each nominee listed below has agreed to serve that term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

•	Mr. Pedro Aspe

•	Mr. Robert P. McGraw

•	Ms. Hilda Ochoa-Brillembourg

•	Mr. Edward B. Rust, Jr.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Biographical information about these nominees, as well as the other seven incumbent Directors, can be found on pages 9 through 14 of this Proxy Statement.

Item 2. Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2007. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2007 be, and hereby is, ratified and approved.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 3. Shareholder Proposal Requesting the Annual Election of Each Director

Individual shareholders, Nick Rossi and Emil Rossi, Trustees for the Jeanne Rossi Family Trust, have given notice that they intend to make the following proposal at the Annual Meeting. The Company will provide the number of shares they own to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

3—Elect Each Director Annually

RESOLVED: Comprehensive commitment to adopt annual election of each director. Shareholders request that our Directors take the steps necessary, in the most expeditious manner possible, to adopt annual election of each director. This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the vote required for formal adoption of this proposal topic.

This also includes complete transition from the current staggered system to 100% annual election of each director in one election cycle if feasible. Also to transition solely through direct action of our board if feasible.

This topic won our 64% support at the 2006 annual meeting. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic without waiting for a second 64% or higher vote. At least one proxy advisory service has recommended a no-vote for directors who do not adopt a shareholder proposal after it wins one majority vote. This topic also won a 67% yes-vote average at 43 major companies in 2006.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”

It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“D” in Corporate Governance.

“High Concern” in Executive Pay.

“High” in Overall Governance Risk Assessment.

•	We had no Independent Chairman and our lead director was rated a “problem director” in 2005 by TCL - Independent oversight concern.

•	We were allowed to vote on individual directors only once in 3-years - Accountability concern.

•	And only one yes-vote from our 350 million shares was needed to elect a director.

Additionally:

•	We had to marshal an awesome 80% shareholder vote to make certain key governance changes - Entrenchment concern.

•	Cumulative voting was not allowed.

•	There were too many active CEOs on our board - five. Active CEOs are often over-committed and may not be optimally independent.

•	Two directors had non-director links with our company - Independence concern.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for annual election of each director.

Elect Each Director Annually

                 Yes on 3

Directors’ Statement in Opposition

The Board believes that this shareholder proposal seeking to declassify the Board and to have annual elections of each Director would not be in the best interests of the Company and its shareholders. Your Board unanimously recommends that you vote AGAINST this proposal.

The Company’s current classified board structure has been in place since it was approved by the shareholders in 1985. The Board is divided into three classes, with Directors elected to staggered three-year terms. Under this system, approximately one-third of the Directors stand for election each year, and the entire Board can be replaced in the course of three Annual Meetings, all held within approximately two years. The Board believes that an active, professional Board benefits in many ways from classifying its Directors. The most notable among these benefits are increased Board stability, improved long-term planning and an enhanced ability to protect shareholder value in a potential takeover. Since our classified Board system was introduced in 1985, total annual return on our stock has averaged 15.1%, outperforming the S&P 500 Index, which has averaged a 12.1% annual return over the same period. Over the past five years, the total annual return on our stock has averaged 19.2%, significantly outperforming the S&P 500 Index, which has averaged a 6.2% annual return over the same period. Also, since 1996 we have returned $5.9 billion to shareholders through dividend payments and share buybacks as part of our commitment to advance total shareholder value.

Increased Board Stability

Three-year staggered terms are designed to provide stability and to ensure that, at any given time, a majority of the Company’s Directors have prior experience as Directors of the Company and a solid knowledge of the Company’s complex global businesses and strategy. The Board of Directors believes that Directors who have experience with the Company and knowledge about its business and affairs are a valuable resource and are better positioned to make fundamental decisions that are in the best interests of the Company and its shareholders. The Board observes that numerous well-respected corporations have classified boards.

In addition, because a classified Board produces more orderly change in the composition of the Board and in the policies and strategies of the Company, the Company is better equipped to attract and retain prominent and well-qualified Directors who are willing and able to commit the time and resources required to understand fully the Company and its operations. The Board believes that its classified structure has helped it to attract experienced Directors and to enhance shareholder value. Our Directors are prominent in business, finance and academia, and, as stated above, the total annual return on our stock has significantly outperformed the S&P 500 Index since our classified Board system was introduced in 1985.

Improved Long-Term Planning

The Board of Directors believes that electing its Directors to staggered three-year terms enhances the Company’s ability to engage in long-term strategic planning. It also believes that the continuity made possible by the classified Board structure promotes the proper oversight of a complex global company like ours.

The Board of Directors believes that the benefits of the current classified Board structure do not come at the cost of Directors’ accountability to shareholders. Directors elected to three-year terms are just as accountable to shareholders as

Directors elected annually, since all Directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. In the Board’s view, the annual election of approximately one-third of the Directors provides shareholders with an orderly means to effect change and to communicate their views on the performance of the Company and its Directors. Overall accountability of the Board is achieved through shareholders’ selection of responsible, experienced, and respected individuals as Directors; it is not compromised by the length of a Director’s term.

Enhanced Ability to Protect Shareholder

Value in a Potential Takeover

A classified Board structure enhances the Board of Directors’ ability to negotiate the best results for shareholders in a potential takeover situation. The Board of Directors believes that a classified Board structure encourages a person seeking to obtain control of the Company to offer a full and fair price and to negotiate with the Board. At least two Annual Meetings will be required to effect a change-in-control of the Board. This gives the incumbent Directors additional time and leverage to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of enhancing shareholder value. It also enhances the Board’s ability to resist potentially unfair and abusive takeover tactics, including coercive two-tiered tender offers.

It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified Board will not, in fact, prevent a person from acquiring control of a Board or accomplishing a hostile acquisition. Instead, the classified Board merely gives the Board additional time and leverage in its negotiations with a potential acquirer, allowing it to enhance shareholder value in any potential change-in-control situation. Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if they were elected annually. In any potential takeover, the Directors would act in the best interests of shareholders and the Company, in accordance with their ongoing fiduciary duties under New York law.

Effect of the Proposal

Passage of the shareholder proposal would not automatically eliminate the classified Board structure. Further action would be required to amend the Company’s Restated Certificate of Incorporation to effect this change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its shareholders. Under the Company’s Restated Certificate of Incorporation, the affirmative vote of 80% of the Company’s shares having voting power with respect to such an amendment would be required for approval.

At the Company’s 2006 Annual Meeting, approximately 51.8% of the outstanding shares entitled to vote voted in favor of a similar Board declassification proposal. The Board recognizes the significance of this result and has carefully considered the classified Board in light of this vote and the receipt of this year’s proposal. After such consideration, the Board has concluded that a classified Board continues to be an important part of the Company’s system of corporate governance and remains in the best interests of our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 4. Shareholder Proposal Requesting Adoption of a Simple Majority Vote

An individual shareholder, Kenneth Steiner, has given notice that he intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares he owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

4—Adopt Simple Majority Vote

RESOLVED: Shareholders recommend that our Board take each step necessary to adopt a simple majority vote to apply to the greatest extent possible.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021 sponsors this proposal.

This proposal topic won 66% yes-vote average at 20 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 80%-vote on a number of key governance issues, if our vote is an overwhelming 79%-yes and only 1%-no—only 1% could force their will on our 79%-majority.

When one considers abstentions and broker non-votes, a supermajority vote can be almost impossible to obtain. For example, a proposal for annual election of each director at Goodyear (GT) failed to pass even though 90% of votes cast were in favor of the proposal. While companies often state that the purpose of supermajority requirements is to provide companies with the ability to protect minority shareholders, supermajority requirements are arguably most often used to block initiatives opposed by management but supported by most shareowners. The Goodyear Tire & Rubber Company vote is a perfect illustration.

Corporate governance procedures and practices, and the level of accountability they impose, are arguably closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. Shareholders are willing to pay a premium for shares of corporations that have excellent corporate governance, as illustrated by a recent study by McKinsey & Co. If our Company were to remove its supermajority requirements, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.

Adopt Simple Majority Vote

                 Yes on 4

Directors’ Statement in Opposition

The Board believes that this shareholder proposal seeking to adopt a simple majority vote in all cases would not be in the best interests of the Company and its shareholders. Your Board unanimously recommends that you vote AGAINST this proposal.

A simple majority vote requirement already applies to most corporate matters submitted to a vote of the Company’s shareholders. The Company’s Restated Certificate of Incorporation does, however, require an 80% “supermajority” vote for the following major corporate decisions:

•

Certain business transactions with an “interested shareholder,” unless the transaction is approved by a majority of disinterested Directors or meets certain procedural and price fairness requirements, as well as amendments to this provision.

•	Actions by shareholders to change the size of the Board or remove a Director for cause, and amendments to any provision of Article VIII of the Company’s Restated Certificate of Incorporation (relating to Directors).

In addition, the Company’s Restated Certificate of Incorporation requires a two-thirds vote of the holders of Series A Preferred Stock to amend the Restated Certificate of Incorporation in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely. There are, however, no shares of Series A Preferred Stock currently outstanding.

These supermajority voting requirements were adopted by our shareholders and relate to fundamental elements of our corporate governance. Nevertheless, the Board of Directors has carefully considered this proposal and the arguments for and against eliminating the supermajority voting requirements. The Board has concluded that it is still appropriate to require supermajority approval of such fundamental matters, and therefore it opposes this proposal. Like similar provisions in the governance documents of many public corporations, the Company’s supermajority vote requirements are intended to preserve and maximize the value of the Company for all shareholders and to provide protection for all shareholders against self-interested actions by one or a few large shareholders.

Fair Price Provision

The requirement of an 80% vote to approve certain business transactions with an “interested shareholder” is intended to protect shareholders from hostile takeovers in which an acquirer buys a substantial voting interest and then acquires the remaining shares in a coercive merger where it pays an unfair price for the remaining shares. This protective measure is not designed to prevent a takeover but rather to ensure that shareholders receive a fair price for their shares if a takeover were to take place.

This “fair price” provision addresses certain proposed merger or business combinations involving an “interested shareholder” (a shareholder having more than 10% of the Company’s voting power) by requiring an 80% shareholder vote to approve such a transaction. This supermajority approval requirement is not triggered if the proposed transaction is approved by a majority of disinterested Directors, or if the Company’s shareholders will receive fair consideration, defined as the higher of the highest price paid by the interested shareholder or the fair market value of the Company’s shares at the time of the transaction. An 80% vote is also required to amend the fair price provision. Without this protection, the provision could be easily repealed in a hostile takeover by a small vote, eliminating an important protection to shareholders.

The fair price provision, as its name implies, is intended to prevent an acquirer from pursuing a business combination at an unfair price. The supermajority vote requirement encourages potential acquirers to negotiate with the Board, and to offer a full and fair price for the Company’s shares, and thus protects the interests of our shareholders. The Company is also subject to a provision of the New York Business Corporation Law that is similar to the fair price provision of the Company’s Restated Certificate of Incorporation. This section requires the approval of a majority of the disinterested Directors for any business combination with a 20% shareholder of the Company for the first five years after such a shareholder becomes an interested shareholder; after that five-year period, such a business combination may be completed if it is approved by a majority of the disinterested Directors or by the vote of a majority of shares not held by the 20% shareholder, or if it meets certain price and procedural requirements. While this provision of New York law would provide some protection for the Company’s shareholders even without our fair price provision, the Board believes that the 10% threshold for an “interested shareholder,” and the other procedural protections of our fair price provision continue to be in the best interests of shareholders, and that it remains appropriate to require a supermajority vote to modify these protections.

Changes Relating to the Board

The other provisions requiring a supermajority vote are also generally intended to protect shareholders from abusive takeover attempts. Without these requirements, a shareholder or group of shareholders who could command a bare majority of the voting power - or even less, due to the impact of quorum requirements, abstentions, and broker non-votes - could remove Directors, or expand the size of the Board in order to elect its own Directors, and thereby thwart our Board’s efforts to protect shareholders from coercive takeover tactics and unfair offers.

These provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process.

The shareholder proposal calls for the passage of all matters subject to a shareholder vote by a majority of the number of votes cast at a shareholder meeting, unless a greater shareholder vote is required by law. This could result in decisions on fundamental questions of the size of the Board or the removal of Directors that are made by a minority of our shareholders: 25.1% or less of the outstanding voting power of the Company could constitute a majority at a shareholder meeting when the effects of quorum requirements, broker non-votes and abstentions are considered. Your Board of Directors believes that higher voting requirements are appropriate for these extraordinary corporate decisions.

Effect of the Proposal

Passage of the shareholder proposal would not automatically eliminate the supermajority voting requirements. Further action would be required to amend the Company’s Restated Certificate of Incorporation to effect this change. While the Board would consider proposing such an amendment, it would do so, consistent with its fiduciary duties, only if it believes such an amendment to be in the best interests of the Company and all of its shareholders. Under the Company’s Restated Certificate of Incorporation, the affirmative vote of 80% of the Company’s shares having voting power with respect to such an amendment would be required for approval.

This is the first time that the Company has received a proposal to eliminate the supermajority voting requirements. The Board has carefully considered the proposal and has concluded that the supermajority requirements protect our shareholders and are in the best interests of the Company and all of our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 5. Shareholder Proposal Requesting Public Disclosure of

Corporate Policies and Procedures Regarding Political Contributions

and the Amount of Such Contributions

Northstar Asset Management Inc., a corporate shareholder, has given notice that it intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares it owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212)512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

Resolved, that the shareholders of The McGraw Hill Companies (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under Section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

•	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

•	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

•	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Supporting Statement As long-term shareholders of McGraw Hill, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company’s shareholders.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions, called “soft money,” and payments to trade associations and related groups that are used for political activities. Most of these expenditures are not disclosed. In the 2006 election cycle, the Company contributed at least $45,000 in soft money. (PoliticalMoneyLine: http://www.fecinfo.com)

However, its payments to trade associations used for political activities are undisclosed and unknown. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate. The result: shareholders and, in many cases, management do not know how trade associations use their company’s money politically. The proposal asks the Company to disclose its political contributions and payments to trade associations and other tax-exempt organizations.

Absent a system of accountability, company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not pro vide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Directors’ Statement in Opposition

The Board believes that it is in the best interests of our shareholders for the Company to be actively involved in public policy related to its businesses and in areas of interest to its customers. Therefore, the Board believes that it is important for the Company to participate fully in public life while adhering to all laws and acting in the interests of the Company. If adopted, the shareholder proposal would impose additional costs and administrative burdens on us without conferring a commensurate benefit on the shareholders.

We are required to comply with numerous federal, state and local laws and regulations governing the permissibility and reporting of political contributions. Under applicable law, we cannot make corporate contributions to federal candidates. We are able to make contributions to state and local candidates or initiatives where permitted by law. Since 1982, the Company has had a Corporate Policy on Political Contributions and Payments. This policy requires that any political contributions made to political candidates, public employees, office holders, political parties and other political organizations (including political action committees) must be approved by the Company’s Legal Department, by the Senior Vice President Corporate Affairs, and by senior management of the appropriate business unit. To be approved, contributions must be lawful and must be consistent with the goals of the relevant business unit and the Company as a whole.

The Board believes it is in the best interests of our shareholders to support the legislative process by contributing prudently to state and local candidates and political organizations when such contributions are consistent with our business objectives and are permitted by federal, state and local laws. The Board also believes that carefully considered contributions to trade associations may be an effective means of ensuring that the Company’s concerns are heard in the political process. These activities are overseen by our senior management and regulated by the Policy described above.

The Board believes that these political activities and trade association memberships are important efforts that should not be hindered by special disclosure rules in addition to those required by federal, state and local regulatory authorities. We further believe that much of the requested disclosure is already publicly available, as is demonstrated by the proponent’s reference to figures on political contributions made by the Company in the 2006 election cycle. As such, we do not believe that posting this information on our Web site would either provide shareholders with additional meaningful information or be a productive use of our resources.

In addition, the Board believes that the extensive disclosure of the decisionmaking process behind every political and trade-association contribution requested in this proposal would impose a business disadvantage on the Company. Our business is subject to regulation at the federal and state levels and we are involved in a number of legislative initiatives and trade associations in areas which can have significant effects on our operations. Because parties with interests adverse to the Company may also participate in the political process to their business advantage, any expanded disclosure requirements imposed solely on the Company could benefit these parties while harming the interests of the Company and its shareholders.

This is the first time the Company has received a proposal to provide a report detailing the Company’s political contributions. The Board has carefully considered the proposal and has concluded that the proposed report would not be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

Item 6. Other Matters

The Board knows of no other matters which may properly be brought before the Annual Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT
Senior Vice President, Associate General Counsel and Secretary

New York, New York March 19, 2007

10%

Total PCW Recycled Fiber

View Annual Reports and Proxy Statements Online Instead of Receiving Them by Mail

Enroll at https://www.proxyconsent.com/mhp

How it works:

If you give your consent, then each March you will receive an e-mail notice containing instructions on how to view the Annual Report and Proxy Statement online. The e-mail will also include a unique control number so you can vote your proxy online or by telephone. Costs normally associated with electronic delivery such as usage and telephone charges, as well as any costs incurred in printing documents, will be the shareholder’s responsibility.

How to give your consent:

Enrollment is easy. Go to https://www.proxyconsent.com/mhp. The enrollment site reviews the basic information and terms. Please enter your Social Security Number or Taxpayer Identification Number. Make your selection and provide an e-mail address that correspondence will be sent to. An e-mail confirming your selection will be issued.

How to revoke your consent:

You may revoke the election at any time. To resume mail delivery, return to the online enrollment site and revoke your election.

If you wish to continue receiving the reports through the mail, you do not need to respond. Your reports will continue to be mailed via the U.S. Postal Service.

1221 Avenue of the Americas

New York, NY 10020-1095

www.mcgraw-hill.com

The McGraw-Hill Companies, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 25, 2007, at 11 a.m. (EDT), and any adjournment thereof.

The McGraw-Hill Companies’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries, Standard & Poor’s Savings Incentive Plan for Represented Employees and Standard & Poor’s Employee Retirement Account Plan for Represented Employees. If you are a participant in any of these Plans and have shares of common stock of the Company allocated to your account under these Plans, The Bank of New York, the Company’s transfer agent, must receive your instructions by 1:00 p.m. (EDT) on April 23, 2007 in order to communicate your instructions to The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), who will then vote all the shares of common stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 12, 2007. Any Plan shares for which we do not receive instructions from you will be voted by the Trustee in the same proportion as the shares for which we have received instructions from other Plan participants.

(See reverse side for voting instructions)

Address change	The McGraw-Hill Companies, Inc. P.O. Box 11033 New York, N.Y. 10203-0033

3 Choices: Vote by Telephone, Internet or Mail

Telephone and Internet voting available until 11:59 p.m. (EDT) on April 24, 2007

VOTE BY TELEPHONE	VOTE ON THE INTERNET	VOTE BY MAIL

■ Call toll-free 1-866- 416-3842 on a touch-tone telephone. ■ Have your proxy card in hand. ■ Follow the recorded instructions.	■ Access the Internet at https://www.proxypush.com/mhp. ■ Have your proxy card ready. ■ Follow the instructions at the voting Web site.	■ Mark, sign and date your proxy card. ■ Detach your proxy card. ■ Please mail your card in the enclosed postage-paid envelope so it is received before the Annual Meeting.

Note: If you vote by telephone or on the Internet, DO NOT mail back your proxy card.

Your vote is important. Please vote immediately.

1-866-416-3842 CALL TOLL-FREE TO VOTE

Ú   DETACH PROXY CARD HERE ONLY IF YOU ARE VOTING BY MAIL   Ú

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes must be indicated (x) in Black or Blue ink.

THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). If not otherwise specified, the proxy card will be voted FOR the Election of Directors, FOR Proposal 2 and AGAINST Proposals 3, 4 and 5.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 and 2:

1. Election of Directors Election of the following nominees as Directors for three-year terms expiring at the 2010 Annual Meeting:	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS*

Nominees: 01 - Pedro Aspe 02 - Robert P. McGraw 03 - Hilda Ochoa-Brillembourg 04 - Edward B. Rust, Jr.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the Exceptions box and write that nominee’s name below. All other nominees will be voted FOR.
*Exceptions

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of independent Registered Public Accounting Firm for 2007.

THE BOARD RECOMMENDS YOU VOTE AGAINST PROPOSALS 3, 4 and 5:
3. Shareholder proposal requesting the annual election of each Director.
4. Shareholder proposal requesting adoption of a simple majority vote.
5. Shareholder proposal requesting public disclosure of corporate policies and procedures regarding political contributions and the amount of such contributions.

And, in their discretion, in the transaction of such other business as may properly come before the Meeting.

To change your address, please mark this box.

Please sign exactly as name(s) appear hereon. Joint owners should each sign separately. When signing as executor, administrator, corporate officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Date Shareholder sign here	Co-Owner sign here